UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. ___)

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INSIGHT ENTERPRISES, INC.

(Name of Registrant as Specified in its Charter)

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Notice of 2021 Annual Meeting of Stockholders

and

Proxy Statement

In 2020, we reported record net sales of $8.3 billion, an increase of 8% over 2019. As we look back at our business for the full year in 2020, we are pleased with all we accomplished under trying circumstances, being responsive to the difficult demand landscape, and being proactive in our approach.

The acquisition of PCM, Inc. drove our growth in 2020, although the benefit from including PCM in our full year results was partially offset by a decline in overall client demand and certain supply challenges that arose as a result of the COVID-19 global pandemic.

Gross profit grew faster than sales at 14% year over year, and we improved gross margin by 90 basis points to 15.6%, also a new record for the Company.

Top line growth and gross margin expansion, combined with disciplined cash management practices and the acceleration of our PCM integration and realization of cost synergies, drove earnings from operations up 13%, and non-GAAP Adjusted* earnings from operations up 14% in 2020 compared to the prior year.

*See Appendix A

Dear Fellow Stockholder,

On behalf of our Board of Directors, I’m pleased to invite you to Insight’s 2021 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 19, 2021 at 10:00 a.m. MST, at our client support center located at 910 West Carver Road, Suite 110, Tempe, Arizona 85284. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

For Insight, 2020 was another year of record financial performance and strategic progress, as we continued to improve profitability and make significant strategic investments for the future.

For more information on Insight and to take advantage of the many stockholder resources and tools available, we encourage you to visit our Investor Relations website at www.investor.insight.com.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented at the meeting.

Thank you for your trust in Insight and your investment in our business.

Kenneth T. Lamneck

President and Chief Executive Officer

April 6, 2021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When:	Where:

Wednesday, May 19, 2021	Insight Client Support Center
10:00 a.m. MST	910 West Carver Road, Suite 110
Tempe, Arizona 85284

We are pleased to invite you to the Insight Enterprises, Inc. 2021 Annual Meeting of Stockholders (the “Annual Meeting”).

Items of Business:

1.	To elect nine directors for a term expiring at the 2022 Annual Meeting of Stockholders (or until their respective successors have been duly elected and qualified);
2.	To approve, on an advisory basis, named executive officer compensation;
3.	To ratify KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and
4.	To consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Record Date:

Holders of our common stock at the close of business on March 30, 2021 are entitled to notice of, and to vote at, the Annual Meeting.

How to Vote:

Your vote is important to us.  Please see “Voting Information” on page 1 for instructions on how to vote your shares.

These proxy materials are first being distributed on or about April 14, 2021.

April 6, 2021	By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 19, 2021:  The proxy materials relating to our 2021 Annual Meeting (notice, proxy statement, proxy card and annual report) are available at www.proxypush.com/nsit.

PROXY STATEMENT TABLE OF CONTENTS

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of Insight Enterprises, Inc. (the “Company” or “Insight”) as of the close of business on March 30, 2021, the record date for the Annual Meeting.

Participate in the Future of Insight – Vote Today

Please cast your vote as soon as possible on all the proposals listed below to ensure that your shares are represented.

		More Information	Board Recommendation
Proposal 1	Election of Directors	Page 18	FOR each Director Nominee
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	Page 27	FOR
Proposal 3	Ratification of Independent Registered Public Accounting Firm	Page 59	FOR

Voting in Advance of the Annual Meeting

Even if you plan to attend our Annual Meeting in person, please read this proxy statement with care and vote right away as described below. For stockholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, including whether telephone or Internet options are available.

INTERNET / MOBILE	PHONE	MAIL

Visit 24/7: www.proxypush.com/nsit	Dial toll free 24/7: 1-866-883-3382	Mark, sign and date your proxy card and return it in in
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 18, 2021.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 18, 2021.	the postage-paid envelope provided.

Voting at the Annual Meeting

You may vote in person at the Annual Meeting, which will be held on Wednesday, May 19, 2021, at 10:00 a.m. MST, at the Insight Client Support Center, 910 West Carver Road, Suite 110, Tempe, Arizona 85284. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Frequently Asked Questions

We provide answers to many frequently asked questions about the meeting and voting under “Frequently Asked Questions Concerning the Annual Meeting” beginning on page 63 of this proxy statement.

PROXY SUMMARY

This summary highlights information contained elsewhere. This summary does not contain all of the information that you should consider, and you should read carefully the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020 before voting at the Annual Meeting. Measures used in this proxy statement that are not based on U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to the most directly comparable GAAP measure in Appendix A.

Business Overview

Today, every business is a technology business. We empower organizations of all sizes with Intelligent Technology SolutionsTM and services to maximize the business value of their information technology (“IT”) in North America; Europe, the Middle East and Africa (“EMEA”); and Asia-Pacific (“APAC”).  As a Fortune 500-ranked global provider of digital innovation, cloud/data center transformation, and connected workforce, together with our supply chain optimization expertise, we help clients innovate and optimize their operations to run smarter.

Across three decades, we have evolved with the industry in pursuit of helping our clients run their businesses smarter. The ever-increasing complexity across the technology ecosystem, combined with the continual emergence of new trends and offerings, has made it difficult for most clients to effectively manage their IT environments. Delivering client value, which helps us earn client loyalty, is our primary goal. We expect our clients to achieve long-standing advantages by leveraging our unique capabilities to provide end-to-end secure digital transformation solutions and services. Our go-to-market framework for our solution areas is built on over 30 years of broad IT experience combined with strategic acquisitions, new services development and deep partner relationships. Our expertise is deep across our solutions areas, underpinned by our supply chain optimization expertise.

The following describes our solution areas:

Digital Innovation

We help companies navigate their digital transformation journey end-to-end. From custom app development and effective data analytics to Agile training and change management, we’re the partner to take businesses to the next level.

Cloud and Data Center Transformation

We help businesses modernize and secure critical platforms to transform IT. Through end-to-end services from architecture through management, we help leverage the right platforms to increase agility and support innovation.

Connected Workforce

We help organizations keep their employees connected, productive and secure with professional and managed services that maximize returns on IT investments and free up internal resources.

Supply Chain Optimization

All three of our solution areas are supported by the foundation of our technology supply chain optimization tools and services, which are designed to help maximize our client’s IT investments by streamlining the IT procurement process and simplifying management over their hardware and software assets.

We are organized in three geographic operating segments:

Operating Segment	Geography	Percent of 2020 Consolidated Net Sales

North America	United States and Canada	79%
EMEA	Europe, Middle East and Africa	19%
APAC	Asia-Pacific	2%

2020 Business Highlights

In 2020, our global team delivered a fifth consecutive year of double-digit non-GAAP Adjusted* earnings from operations growth by focusing on improving our product mix and continuing to expand our services offerings and integrating strategic acquisitions. We believe that the strategic investments we made in our go-to-market solution areas over the last several years, as well as the investments in our sales and technical talent in 2020, have positioned us well to continue to execute on our business goals. For the full year 2020, we delivered the following consolidated financial results:

•	Net sales growth of $609 million, or 8%, to $8.3 billion
•	Gross profit (“GP”) growth of 14%, with gross margin increasing approximately 90 basis points
•	Non-GAAP Adjusted* earnings from operations (“EFO”) growth of 14%
•	Non-GAAP Adjusted* diluted earnings per share (“EPS”) growth of 14%, to $6.19
•	Non-GAAP Adjusted* return on invested capital (“ROIC”) of 12.59%(1)
(1)	Calculated using a 26.0% tax rate for 2020, consistent with the ROIC reported in 2020 earnings.

$7,080
$7,731
$8,341
$994
$1,138
$1,300
$253
$282
$322
$4.95
$5.42
$6.19
17.01%
13.85%
12.59%
Net Sales (in Millions)
Gross Profit (in Millions)
Non-GAAP Adjusted* Earnings From Operations (in Millions)
Non-GAAP Adjusted* Diluted Earnings Per Share
Non-GAAP Adjusted* ROIC
2018
2019
2020

* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure

From a strategic standpoint, Insight continued to expand its market leading capabilities for delivering global IT solutions for complex business problems through the acquisition of vNext SAS (“vNext”), a French digital consulting and managed services provider, on February 28, 2020. We also continued to make additional strategic investments for the future, including the addition of sales and technical talent, to continue to develop capabilities to serve our clients’ needs.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2015 would have grown to $303 on December 31, 2020. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $206) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $505) over the same period, with dividends reinvested quarterly.

For further details about our performance in 2020, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Our Board of Directors

•	Independent Board. Our Board of Directors is comprised entirely of independent directors, other than Kenneth T. Lamneck, who also serves as our President and Chief Executive Officer.
•

Independent Chair of the Board and Presiding Director.  Timothy A. Crown serves as our independent Chair of the Board and Anthony A. Ibargüen serves as our Presiding Director, whose primary responsibility is to fill in for the Chair if he is unable to serve.

•	Independent Board Committees. All members of our Audit, Compensation and Nominating and Governance Committees are independent directors.
•

Refreshment of Board Committees.  As part of the Board’s process of refreshment, immediately following the Annual Meeting, the Board will rotate membership on the Committees and the Chairs of each Committee.

					Board Committee Membership During 2020
Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Nominating & Governance
Kenneth T. Lamneck	66	2010	President and Chief Executive Officer, Insight Enterprises, Inc.
Timothy A. Crown	57	1994	Investor / Entrepreneur	✓
Richard E. Allen	64	2012	Investor	✓		×
Bruce W. Armstrong	59	2016	Operating Partner, Khosla Ventures	✓	×		×
Linda M. Breard	51	2018	Investor	✓	×	×
Catherine Courage	46	2016	Vice President, Experience for Ads and Commerce, Google, Inc.	✓		×	×
Anthony A. Ibargüen	62	2008	Chief Executive Officer, Quench USA, Inc.	✓	×
Kathleen S. Pushor	63	2005	Independent Consultant	✓			×
Girish Rishi	51	2017	Chief Executive Officer of Blue Yonder	✓	×	×

Committee Chair.

					Board Committee Membership Following the Annual Meeting
Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Nominating & Governance
Kenneth T. Lamneck	66	2010	President and Chief Executive Officer, Insight Enterprises, Inc.
Timothy A. Crown	57	1994	Investor / Entrepreneur	✓
Richard E. Allen	64	2012	Investor	✓	×
Bruce W. Armstrong	59	2016	Operating Partner, Khosla Ventures	✓		×
Linda M. Breard	51	2018	Investor	✓		×
Catherine Courage	46	2016	Vice President, Experience for Ads and Commerce, Google, Inc.	✓	×	×
Anthony A. Ibargüen	62	2008	Chief Executive Officer, Quench USA, Inc.	✓		×	×
Kathleen S. Pushor	63	2005	Independent Consultant	✓	×		×
Girish Rishi	51	2017	Chief Executive Officer of Blue Yonder	✓	×		×

Committee Chair.

Executive Compensation Highlights

CEO Pay for Performance

Our executive compensation program is focused on driving profitability growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. As shown in the chart below, in 2020, approximately 86% of the target total direct compensation of our President and Chief Executive Officer, Kenneth T. Lamneck, was variable and/or “at-risk” and earned only if performance goals are met.

CEO
Base Salary
14%
Annual Bonus
32%
Long-Term
Equity-Based
Incentives
54%

Our Executive Compensation Practices

Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is at-risk and/or tied to performance
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups, except for one legacy arrangement granted years ago
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities except in limited circumstances with pre-approval

Extensive information regarding our executive compensation programs in place for 2020 can be found under the heading “Compensation Discussion and Analysis.”

CORPORATE GOVERNANCE

To provide a framework for effective corporate governance, our Board of Directors (the “Board of Directors” or “Board”) has adopted Corporate Governance Guidelines, which outline the operating principles of our Board of Directors and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and recommends proposed changes to the Board for approval.

Our Corporate Governance Guidelines, along with other corporate governance documents, such as committee charters and our Code of Ethics and Business Practices, are available on our website at http://investor.insight.com/corporate-governance.

Independence of Our Board of Directors

Under our Corporate Governance Guidelines and the listing standards of NASDAQ, a majority of our Board members must be independent. The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the NASDAQ listing standards and considers all relevant facts and circumstances.

Under the NASDAQ independence criteria, a director cannot be considered independent if he or she has one of the relationships specifically enumerated in the NASDAQ listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that each of our current directors is independent under the applicable listing standards of NASDAQ, other than our President and Chief Executive Officer, Kenneth T. Lamneck.

Board of Directors Leadership Structure

Timothy A. Crown serves as the Chair of our Board of Directors and Kenneth T. Lamneck serves as our President and Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer, along with the use of regular executive sessions of the independent directors, provides appropriate oversight of the Company’s strategic direction. Anthony A. Ibargüen serves as the Presiding Director of the Board and is responsible, after consultation with the full Board, for proposing revisions to the Company’s Corporate Governance Guidelines and Board procedures and for filling in when the Chair is unavailable.

Board Refreshment

Over the last several years, the Company has completed a refreshment of our Board by electing four new directors and accepting the retirements of four long time directors pursuant to the Company’s mandatory retirement policy.  One director retired early in 2016, another retired effective at the 2017 Annual Meeting of Stockholders, and two directors retired effective at the 2018 Annual Meeting of Stockholders.  Mr. Rishi and Ms. Breard were appointed by the Board in December 2017 and February 2018, respectively, as replacements for the directors that retired in 2018. In early 2016, Ms. Courage and Mr. Armstrong were appointed to replace the directors that retired in 2016 and 2017.  The refreshment has increased the Board’s diversity, experiences, and perspectives while lowering the average age of our directors from 61 to 58. As part of the Board’s refreshment process, immediately following the Annual Meeting, the membership of each committee and the Chairs of each committee will rotate to get the benefit on the committees of the different perspectives of Board members.

Board Assessment

The Board engages in a robust self-evaluation process designed to elicit improvement in the effectiveness of the Board, its committees and the individual directors. For the last several years, on an annual basis, the Company’s outside counsel has distributed a self-assessment questionnaire, which was followed by an interview with each director. After compiling the results, the recommendations were reviewed with the Chairs of the Board and each committee. The Chairs of the committees use the recommendations to identify areas of potential improvements for their respective committees and the Chairs of the Board and Nominating and Governance Committee provide feedback to each individual director.

Corporate Social Responsibility

Sustainability and corporate social responsibility are values embraced by the Company. A variety of functions including Human Resources, Investor Relations, Facilities, Compliance and Legal are involved in and responsible for matters involving human capital development, supply chain management, and corporate governance and business ethics, and for establishing environmentally friendly and other socially responsible policies. Company management regularly briefs the Nominating and Governance Committee on relevant corporate social responsibility matters.

The Company is a member of the Responsible Business Alliance and has signed the United Nations Global Compact and supports its principles of human rights, anti-discrimination, environmental responsibility and anti-corruption. An important element of the Company’s corporate social responsibility efforts is the development of human capital by fostering a culture that encourages leadership development and encourages teammates to individually excel and deliver value to clients.  The Company has been recognized as a “Great Place to Work” and a “Best Place to Work” in various locations in North America, Europe and Australia and has been named to the Forbes “World’s Best Employers” list and Fortune’s “Most Admired Company” list.  The Company maintains extensive training and development programs for teammates and is committed to diversity and inclusion. The Company supports many diverse resource groups, maintains recruiting and retention programs for diverse teammates and has been designated as one of the Fortune “100 Best Workplaces for Diversity”. The Company and its employees also support the Insight In It Together Foundation, which (i) provides financial assistance and other resources to teammates and their families in times of special need (such as during the COVID-19 pandemic) and (ii) supports community organizations providing technology to support educational opportunities for under-privileged children. The Company and its employees also support other philanthropic and volunteer efforts through numerous programs and events that improve our communities throughout the world. Additionally, although as a reseller of technology hardware and software and a provider of technology solutions, the Company’s impact on the environment is light compared to other industries, the Company is engaged in programs to reduce energy consumption, improve energy efficiency, minimize the generation of waste and recycle.  A review of some of our activities is provided in our Insight Enterprises Corporate Citizenship Report, which is available on our website at investor.insight.com. The Company does not make political contributions.

Board and Committee Meetings

Under our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and applicable committees and annual meetings of stockholders.

In 2020, the Board held 6 meetings, including regularly scheduled and special meetings. In 2020, each of the directors attended at least 75% of the aggregate of all meetings of the Board and the meetings of the committees on which he or she served (during the periods for which he or she served on the Board and such committees). In addition, all nine of the directors attended our 2020 Annual Meeting of Stockholders.

Board Committees

Our Board has four committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Our Board has adopted charters for each of these committees, which are available on our website at http://investor.insight.com/corporate-governance. Under the committees’ charters, the committees report regularly to the Board. Additional information on each of these committees is set forth below.

Audit Committee

Chair (during 2020): Richard E. Allen

Other Members of the Committee (during 2020): Bruce W. Armstrong, Linda M. Breard, Anthony A. Ibargüen, Girish Rishi

Meetings Held in 2020: 8

Chair (following the Annual Meeting): Linda M. Breard

Other Members of the Committee (following the Annual Meeting): Richard E. Allen, Catherine Courage, Kathleen S. Pushor, Girish Rishi

Primary Responsibilities:

Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, evaluating, overseeing and terminating our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence; (3) reviewing with our independent registered public accounting firm the scope and results of its audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls; (7) establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters; (8) reviewing and approving or ratifying related party transactions; and (9) overseeing our internal audit function.

Independence:

Each member of the Audit Committee (during 2020 and following the Annual Meeting) meets the audit committee independence requirements of NASDAQ and the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has designated each of Richard E. Allen and Linda M. Breard as an “audit committee financial expert.” Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Chair (during 2020): Kathleen S. Pushor

Other Members of the Committee (during 2020): Richard E. Allen, Linda M. Breard, Catherine Courage, Girish Rishi

Meetings Held in 2020: 7

Chair (following the Annual Meeting): Richard E. Allen

Other Members of the Committee (following the Annual Meeting): Bruce W. Armstrong, Linda M. Breard, Catherine Courage, Anthony Ibargüen

Primary Responsibilities:

Our Compensation Committee is responsible for, among other things: (1) reviewing and approving the compensation of our chief executive officer and other executive officers; (2) administering our stock plans and other incentive compensation plans; (3) periodically reviewing and recommending to the Board any changes to our incentive compensation and equity-based plans; (4) delegating authority to directors or executive officers to grant equity awards to eligible employees; (5) appointing, compensating, retaining, evaluating and overseeing outside compensation consultants, experts and other advisors; (6) reviewing trends in executive compensation; and (7) reviewing talent management and succession planning for senior executives, including internal succession candidates for the chief executive officer.

Independence:

Each member of the Compensation Committee (during 2020 and following the Annual Meeting) meets the compensation committee independence requirements of NASDAQ and the rules under the Exchange Act, meets the non-employee director requirements of Rule 16b-3 under the Exchange Act, and meets the outside director requirements under Section 162(m) of the Internal Revenue Code (“IRC”).

Nominating and Governance Committee

Chair (during 2020): Anthony A. Ibargüen

Other Members of the Committee (during 2020): Bruce W. Armstrong, Catherine Courage, Kathleen S. Pushor

Meetings Held in 2020: 3

Chair (following the Annual Meeting): Bruce W. Armstong

Other Members of the Committee (following the Annual Meeting): Anthony Ibargüen, Kathleen S. Pushor, Girish Rishi

Primary Responsibilities:

Our Nominating and Governance Committee is responsible for, among other things: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) reviewing developments in and making recommendations regarding corporate governance matters; (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (5) managing the Board’s self-evaluation process; (6) coordinating the process for chief executive officer succession, especially involving external candidates; and (7) retaining, compensating and terminating any director search firms or other advisors.

Independence:

Each member of the Nominating and Governance Committee (during 2020 and following the Annual Meeting) meets the nominating and corporate governance committee independence requirements of NASDAQ.

Executive Committee

Chair: Timothy A. Crown

Other Members of the Committee: Anthony A. Ibargüen, Kenneth T. Lamneck

Meetings Held in 2020: None

Primary Responsibilities:

Our Executive Committee meets, at the request of the Chair, to exercise the powers and authority of the Board during intervals between meetings of the Board. The Executive Committee shall not exercise: (1) powers delegated to other committees of the Board; and (2) powers that may not be delegated to a committee under Delaware General Corporation law, including amending the Bylaws or approving a merger of the Company.

Board of Directors Role in Strategy

Our Board of Directors oversees the Company’s strategy. On an annual basis, the Board reviews and approves the Company’s strategic plan and is involved in the Company’s strategic planning process throughout its development. In both 2017 and 2019, the Board oversaw the engagement of an outside consultant that assisted management in evaluating the strengths and weaknesses of the Company, key trends in the industry, and opportunities for future growth of the Company. In 2020, the Board was involved in evaluating the results of a study by an outside consultant that evaluated changes in the Company’s go-to-market approach.  Throughout the past several years, the Board has been regularly involved in addressing matters of strategic importance, including evaluating and prioritizing acquisition targets, strategic partnerships, and the strategies adopted by the Company to address industry trends and opportunities.

Board of Directors Role in Risk Oversight

Enterprise Risk Management Program

Our Board of Directors oversees our Enterprise Risk Management Program (“ERM Program”), which is designed to drive the identification, analysis, discussion and reporting of risks to the enterprise. The ERM Program encourages constructive dialog at the management and Board levels to proactively identify and manage enterprise risks. Under the ERM Program, which the Company continues to refine, management develops a comprehensive report of enterprise risks by conducting regular assessments of the business and supporting functions, including assessments of strategic, operational, financial reporting and legal and compliance risks, and helps to ensure appropriate response strategies are in place.

Enterprise risks are considered in business decision making and as part of our overall business strategy. Our management team, including our executive officers, is primarily responsible for managing the risks associated with the operations and business of the Company. Senior management provides regular updates to the full Board of Directors at least twice a year on matters covered by the ERM Policy, and reports to the full Board on any identified high priority enterprise risks.

Compensation Risk Assessment

We annually conduct an assessment of the risks associated with our compensation practices and policies.  In 2020, we determined that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our various compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short-term and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

Code of Ethics and Business Practices

We have adopted a code of ethics and business practices, which is applicable to all of our teammates and our directors. If we make any substantive amendments to the code of ethics and business practices or grant any waiver from a provision of the code to our chief executive officer, chief financial officer (principal financial officer) or global corporate controller (principal accounting officer), we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K. A copy of this code is available on our website at http://investor.insight.com/corporate-governance.

Hedging, Short Sales and Pledging Policies

Our Policy on Insider Trading, which applies to all teammates, Board members and consultants, includes policies on hedging, short sales and pledging of our securities. Our policy prohibits hedging transactions involving Company securities and it also prohibits short sales or other speculative transactions involving our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan except in limited circumstances with pre-approval from our Compliance Officer, which pre-approval will only be granted when such person clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities.

Communications with the Board of Directors

Stockholders who would like to communicate with the Board of Directors or its committees may do so by writing to them via the Company’s Corporate Secretary by mail at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283. Correspondence may be addressed to the collective Board of Directors or to any of its individual members or committees at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2020 were Ms. Pushor (Chair), Ms. Breard, Ms. Courage, and Messrs. Allen and Rishi. No member of the Compensation Committee was at any time during 2020 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure. No executive officer of Insight has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2020.

Related Party Transactions

Related Party Transaction Approval Policy

We have a written policy regarding the approval and/or ratification of related party transactions. The policy is administered by our Audit Committee and applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of the Company’s directors or executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons.

Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following categories of pre-approved transactions:

•	employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee;
•	director compensation subject to disclosure requirements;
•

in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases);

•

any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts;

•	any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis;

•

any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

We generally believe these transactions are not significant to investors because they comply with the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for our use and products for resale to clients and the sale of products, software and services.

Related Party Transactions

No related person had any direct or indirect material interest in any transaction with us required to be disclosed since the commencement of the 2020 fiscal year.

No Stockholder Rights Plan

The Company does not maintain a stockholder rights plan (commonly referred to as a poison pill).

PROPOSAL 1 – Election of Directors

Upon completion of the Annual Meeting, our Board will consist of nine directors. All nine directors will be elected for one-year terms at the Annual Meeting.

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the nine directors for election to new terms expiring at the 2022 Annual Meeting of Stockholders, subject to the election and qualification of their successors.

Director Nomination Process

The Board of Directors is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Governance Committee is responsible for identifying and screening potential candidates and recommending qualified candidates to the Board for nomination. Third-party search firms may be and have been retained to identify individuals that meet the criteria of the Nominating and Governance Committee.

The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Corporate Secretary by mail at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283. See “Other Business – Stockholder Proposals and Director Nominations for the 2022 Annual Meeting” for additional information.

Director Qualifications

In selecting director candidates, the Nominating and Governance Committee and the Board of Directors consider the qualifications and skills of the candidates individually and the composition of the Board as a whole. Under our Corporate Governance Guidelines, the Nominating and Governance Committee and the Board review the following for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:

•	Principal employment, occupation or association involving an active leadership role
•	Qualifications, attributes, skills and/or experience relevant to the Company’s business
•	Ability to bring diversity to the Board, including a mix of career experience and viewpoints
•	Other time commitments, including the number of other boards on which the potential candidate may serve
•	Independence and absence of conflicts of interest as determined by the Board’s standards and policies, the listing standards of NASDAQ and other applicable laws, regulations and rules
•	Financial literacy and expertise
•	Personal qualities, including strength of character, maturity of thought process and judgment, values and ability to work collegially

2021 Nominees for Election to the Board of Directors

Each of the nine director nominees listed below is currently a director of the Company. Each also has been determined by the Board to be independent, other than our President and Chief Executive Officer, Kenneth T. Lamneck.

The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board’s collective qualifications, skills and experience.

If elected, each of the director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2022, subject to the election and qualification of his or her successor. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS.

Kenneth T. Lamneck	Director of Insight Since: 2010

President and Chief Executive Officer of Insight	Other Public Company Directorships: Benchmark
Age 66	Electronics, Inc.

Mr. Lamneck was appointed President and Chief Executive Officer and a director of Insight effective January 1, 2010. From 2004 through 2009, Mr. Lamneck served as President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Mr. Lamneck is a member of the board of directors of Benchmark Electronics, Inc., a publicly-held company that provides integrated manufacturing, design and engineering services to original equipment manufacturers of computers and related products.

Experience and Qualifications of Particular Relevance to Insight

Mr. Lamneck’s knowledge of our business, based on over 20 years of industry experience, his deep connections with industry leaders, and his extensive management experience, make him a valuable contributor to the Board. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for him to be a member of our Board.

Timothy A. Crown	Director of Insight Since: 1994

Chair of the Board, Independent Director
Age 57

Mr. Crown has been a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.

Experience and Qualifications of Particular Relevance to Insight

The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not-

for-profit sectors also brings to our Board a focus on innovation and managing growth in rapidly changing environments.

Richard E. Allen	Director of Insight Since: 2012

Independent Director
Age 64

Mr. Allen was appointed a director in January 2012 and is one of the Audit Committee’s designated financial experts. Following the Annual Meeting, Mr. Allen will serve as Chair of the Compensation Committee. Mr. Allen served at J.D. Edwards & Company, a cross-industry enterprise resource planning software solutions company, from 1985 to 2004, most recently as Executive Vice President, Finance and Administration, and served as a member of its board from 1992 to 2004. Prior to each of the following companies being acquired, he also served on the board of directors of RightNow Technologies, Inc., a publicly-held cloud-based customer relationship management business to consumer solutions provider, from 2004 until January 2012, and HireRight, Inc., a publicly-held provider of comprehensive employee background checks, from 2007 to 2009. He was the chair of the audit committee and a member of the compensation committee at both RightNow and HireRight. Mr. Allen also serves on the board and serves as the audit committee chair for several privately-held companies that are cloud-based solutions and software providers and previously served on the board of seven other public and private companies. Mr. Allen began his business career as a certified public accountant with Coopers & Lybrand in the audit division, where he last served as a Senior Auditor.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Allen’s over 40 years of finance, accounting, business operations and board experience, including his experience with cloud-based businesses, audit committees and compensation committees, brings corporate governance and financial and industry expertise to our Board.

Bruce W. Armstrong	Director of Insight Since: 2016

Independent Director
Age 59

Mr. Armstrong was appointed a director in March 2016. Following the Annual Meeting, Mr. Armstrong will serve as Chair of the Nominating and Governance Committee. Mr. Armstrong has over 25 years of experience developing, marketing, selling, and investing in technology, with an emphasis in data warehousing and analytic applications. Since 2015, Mr. Armstrong has served as an Operating Partner at Khosla Ventures, a venture capital firm, working with enterprise technology portfolio companies. Prior to that, Mr. Armstrong was the President and Chief Executive Officer of PivotLink, a leading provider of SaaS BI applications, from 2011 to 2014; Chairman and Chief Executive Officer of Kickfire, a pioneer in next-generation data warehouse appliances focused on the open source MySQL database market, from 2008 to 2010; and President and Chief Executive Officer of publicly-traded KNOVA Software, a leading provider of search and analytic applications for unstructured data, from 2002 to 2007.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Armstrong’s extensive experience as an executive of several technology companies and his strong background in Big Data and Analytics, next generation databases, data mining and the Internet of Things, along with his service on the boards of a variety of publicly-held and private companies, bring industry expertise and governance experience to our Board.

Linda M. Breard	Director of Insight Since: 2018

Independent Director	Other Public Company Directorships: PotlatchDeltic
Age 51	Corporation

Ms. Breard was appointed a director in February 2018 and is one of the Audit Committee’s designated financial experts. Following the Annual meeting, Ms. Breard will serve as Chair of the Audit Committee. Ms. Breard is a certified public accountant and currently serves on the Board of Directors for PotlatchDeltic Corporation, a forest products company, where she is Chair of the audit committee and a member of the compensation committee. From February 2017 to July 2017, she served as the Executive Vice President and Chief Financial Officer of Kaiser Permanente of Washington, which provides health insurance and medical care. Prior to that, from February 2016 to January 2017, Ms. Breard was the Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization. From 2006 to 2016, she held various positions including Senior Vice President and Chief Financial Officer of Quantum Corporation, a leading data storage company. Prior to that, from 1998 to 2006, she served in a variety of roles for Advanced Digital Information Corporation, a publicly-traded technology company, last serving as Vice President, Global Accounting and Finance, and worked six years in public accounting before that.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Breard’s extensive background in finance, business operations and accounting, along with her audit committee service on the board of another public company, brings financial expertise and governance experience to our Board.

Catherine Courage	Director of Insight Since: 2016

Independent Director
Age 46

Ms. Courage was appointed a director in January 2016. Since October 2016, Ms. Courage has served as Vice President of Experience for Ads and Commerce at Google, a technology company specializing in Internet-related services and products. Prior to joining Google, Ms. Courage was Senior Vice President, Customer Experience for DocuSign, Inc., a digital transaction management cloud software company, from June 2015 to September 2016. Prior to that, she served as Senior Vice President, Customer Experience at Citrix from March 2009 to May 2015. Before that, she spent 9 years in similar roles with Salesforce.com and Oracle.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Courage’s work in brand design and customer experience and her extensive experience with leading information technology companies, are an asset to our Board, as we engage with our clients in the evolving digitally-driven marketplace.

Anthony A. Ibargüen	Director of Insight Since: 2008

Independent Director
Age 62

Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. He has served as Chief Executive Officer of Quench USA, Inc., since October 2010. He previously served as Chief Executive Officer and member of the Board of Directors of AquaVenture Holdings LLC, which was a New York Stock Exchange listed multinational provider of water purification and treatment services and technologies, until its sale to Culligan International in March 2020. In 2018, Mr. Ibargüen was elected to serve on the Board of

Directors of the Federal Reserve Bank of Philadelphia, where he is Deputy Chair and a member of the executive and management and budget committees. From 2004 to 2008, he was Chief Executive Officer of Alliance Consulting Group, a privately-held IT consulting firm, and prior to that, Mr. Ibargüen was in leadership roles at several IT industry companies, including as President and member of the Board of Directors of Tech Data Corporation, a Fortune 500 global technology distribution company.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Ibargüen’s over 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to our Board.

Kathleen S. Pushor	Director of Insight Since: 2005

Independent Director
Age 63

Ms. Pushor has been a director since September 2005. Ms. Pushor has operated an independent consulting practice since June 2009. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the board of directors of Zones, Inc., a direct marketer of IT products.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Pushor’s industry knowledge and perspective, experience as a public company director and leadership experience from her many years as a Chief Executive Officer in the public sector bring valuable insights to our Board.

Girish Rishi	Director of Insight Since: 2017

Independent Director
Age 51

Mr. Rishi was appointed a director in December 2017. Mr. Rishi is Chief Executive Officer of Blue Yonder, a provider of supply chain management software and consulting services. Mr. Rishi joined Blue Yonder in January 2017 from Tyco International, a security system company, where he was responsible for the firm’s global retail solutions business and North America building automation business from May 2015 to December 2016. He was a member of the Board of Directors of Digi International, Inc., a provider of machine-to-machine connectivity products and services, from June 2013 to January 2018. Previously, from October 2014 to May 2015, Mr. Rishi served as Senior Vice President, Enterprise at Zebra Technologies, which provides data capture and identification solutions.  Prior to joining Zebra, he was Senior Vice President, Enterprise Solutions for Motorola Solutions, Inc., a leading provider of communications solutions that help businesses operate more efficiently. Prior to that, he served in a variety of roles for Motorola Solutions from 2005 to 2013, including Corporate Vice President, Enterprise Mobile Computing. From 2003 to 2004, Mr. Rishi was Senior Vice President, Marketing and Strategy at Matrics, Inc., a radio frequency identification company. From 1995 to 2003, he held positions of increasing responsibility at Symbol Technologies, a manufacturer and supplier of mobile data capture and delivery equipment, where he eventually led the Europe, Middle East and Africa region.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Rishi’s industry experience and knowledge, as well as his leadership experience as a Chief Executive Officer and prior experience as a public company board member, brings valuable perspective to our Board.

DIRECTOR COMPENSATION

Elements of Director Compensation

For 2019, the Compensation Committee asked its independent Compensation Consultant to provide an assessment of the competitiveness of the Board’s compensation program against market. In order to assess the competitiveness of the Board compensation program, the Compensation Consultant used the compensation data from our peer groups, which are the group of companies used for our executive compensation review (see "Compensation Discussion and Analysis – Peer Groups" below). The Compensation Consultant’s assessment reviewed all elements of director compensation (e.g., annual retainers, equity compensation, committee member compensation, committee chair additional compensation and non-executive Chairman compensation). In addition, the assessment evaluated the director compensation program design to provide the Compensation Committee an understanding of how the program design compares to both best and market practices. After making adjustments in 2019, the Board did not make any changes to Board or Committee compensation during 2020. From just after the beginning of the COVID-19 pandemic in April, members of the Board contributed at least 5% of their 2020 Board retainer to the Company’s In It Together Foundation, which provides financial assistance and other resources for teammates and their families in times of special need.  Kenneth T. Lamneck, our President and Chief Executive Officer, does not receive compensation for his Board service.

The table below sets forth the elements of our 2020 and 2021 annual compensation program for our non-employee directors.

Annual Compensation Elements	2020 Amount	2021 Amount

Board Retainer	$80,000	$80,000
Chair of the Board Retainer	$100,000	$100,000
Audit Committee Chair Retainer	$30,000	$30,000
Compensation Committee Chair Retainer	$20,000	$20,000
Nominating and Governance Committee Chair Retainer	$15,000	$15,000
Annual Restricted Stock Unit Grant Value	$125,000	$125,000

All retainers are paid quarterly in advance and, if applicable, are prorated based upon Board or chair service during the calendar year.

The annual restricted stock unit (“RSU”) grant vests ratably over three years on the anniversary of the grant date and entitles the director to receive shares of our common stock upon vesting. In the year of appointment to the Board, a director receives a prorated portion of the annual RSU grant value based upon the number of days between appointment and the vesting date of the most recent annual grant to incumbent directors, which prorated award vests over three years on the anniversary of the grant date. RSU awards to non-employee directors fully vest upon retirement, subject to certain conditions.

Stock Ownership Guidelines

The Board believes that, to more closely align the interests of our non-employee directors with the interests of the Company’s other stockholders, each non-employee director should maintain a minimum level of ownership in the Company’s common stock. The Compensation Committee is responsible for periodically reviewing the stock ownership guidelines for non-employee directors and making recommendations to the Board as to any changes.

Pursuant to our guidelines, each non-employee director must hold shares of the Company’s common stock equal to at least three times the amount of the annual retainer to be achieved over a transition period. As of December 31, 2020, all non-employee directors had attained their required ownership level.

2020 Director Compensation Table

The table below sets forth information concerning compensation of the Company’s non-employee directors in 2020.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)(2)	Total ($)

Richard E. Allen	110,000	125,017	235,017
Bruce W. Armstrong	80,000	125,017	205,017
Linda M. Breard	80,000	125,017	205,017
Catherine Courage	80,000	125,017	205,017
Timothy A. Crown	180,000	125,017	305,017
Anthony A. Ibargüen	95,000	125,017	220,017
Kathleen S. Pushor	100,000	125,017	225,017
Girish Rishi	80,000	125,017	205,017

(1)

These amounts reflect the grant date fair value of the service-based RSU awards granted to our directors.  On May 20, 2020, each non-employee director was granted RSUs with a grant date fair value equal to $125,017, calculated at the closing price of the Company’s common stock on the date of its 2020 Annual Meeting of Stockholders ($49.61 per share).

(2)	As of December 31, 2020, the aggregate number of outstanding and unvested stock awards held by each non-employee director was as follows:

Name	Unvested Stock Awards

Richard E. Allen	4,853
Bruce W. Armstrong	4,853
Linda M. Breard	5,118
Catherine Courage	4,853
Timothy A. Crown	4,853
Anthony A. Ibargüen	4,853
Kathleen S. Pushor	4,853
Girish Rishi	4,853

The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any non-employee director, $10,000.

STOCK OWNERSHIP

Ownership of Our Common Stock

The following table shows information regarding the beneficial ownership of our common stock by:

•	each member of our Board of Directors, each director nominee and each of our Named Executive Officers;
•	all members of our Board and our executive officers as a group; and
•	each person or group who is known by us to own beneficially more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 15, 2021 and shares of restricted stock that vest within 60 days of March 15, 2021 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as otherwise indicated, all stockholdings are as of March 15, 2021 and the percentage of beneficial ownership is based on 35,319,581 shares of common stock outstanding as of March 15, 2021.

Unless otherwise indicated, the address for each holder listed below is c/o Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283.

Certain Beneficial Owners, Directors and Executive Officers

	Shares of Common Stock Beneficially Owned(1)
Name	Number of Shares	Percent
BlackRock, Inc.	5,784,419	(2)	16.50%
FMR LLC	5,272,352	(3)	15.00%
The Vanguard Group	3,731,056	(4)	10.63%
Dimensional Fund Advisors LP	2,556,994	(5)	7.30%
Kenneth T. Lamneck	362,594		1.03%
Timothy A. Crown	80,499	(6)	*
Glynis A. Bryan	77,139		*
Wolfgang Ebermann	43,996	(7)	*
Richard E. Allen	35,260	(6)	*
Samuel C. Cowley	21,384		*
Anthony A. Ibargüen	13,027	(6)	*
Catherine Courage	10,380	(6)	*
Kathleen S. Pushor	6,603	(6)	*
Bruce W. Armstrong	6,203	(6)	*
Girish Rishi	4,396	(6)	*
Linda M. Breard	3,970	(6)	*
Joyce Mullen	—		*
All directors and executive officers as a group (16 persons)	690,247	(8)	1.94%

* Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Share data based on information in an amendment to a Schedule 13G filed on February 5, 2021 with the SEC by BlackRock, Inc. As of December 31, 2020, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 5,660,643 shares and sole dispositive power with respect to 5,784,419 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Share data based on information in an amendment to a Schedule 13G filed on February 8, 2021 with the SEC by FMR LLC. As of December 31, 2020, the Schedule 13G indicates that FMR LLC had sole voting power with respect to 407,728 shares and sole dispositive power with respect to 5,272,352 shares.  The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)

Share data based on information in an amendment to a Schedule 13G filed on February 10, 2021 with the SEC by The Vanguard Group. As of December 31, 2020, the Schedule 13G indicates that The Vanguard Group had no shares with sole voting power, shared voting power with respect to 47,495 shares, sole dispositive power with respect to 3,654,003 shares and shared dispositive power with respect to 77,053 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Share data based on information in an amendment to a Schedule 13G filed on February 12, 2021 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2020, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 2,468,038 shares and sole dispositive power with respect to 2,556,994 shares.  The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(6)	Includes 803 shares subject to vesting within 60 days of March 15, 2021.

(7)  Mr. Ebermann retired as an executive officer of the Company effective January 1, 2021.

(8)  Includes 6,424 shares subject to vesting within 60 days of March 15, 2021.

Delinquent Section 16(a) Reports

Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based upon a review of these reports filed electronically with the SEC, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2020 were filed on a timely basis; except for one late report filed by Wolfgang Ebermann relating to the purchase of 1,000 shares of common stock of the Company.

PROPOSAL 2 – Advisory Vote to Approve Named Executive Officer Compensation

Stockholders have an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Accordingly, we are asking stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Although the vote is non-binding, we value feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2020 Annual Meeting of Stockholders, approximately 95% of the votes cast by our stockholders approved the compensation of our named executive officers as disclosed in the 2020 proxy statement.

As selected by our stockholders at the 2017 Annual Meeting of Stockholders (commonly referred to as a “say-on-frequency” vote) and approved by our Board, the say-on-pay vote is held annually.  The next say-on-frequency vote will occur in 2023; however, we expect to hold the say-on-pay vote on an annual basis for the foreseeable future.

In deciding how to vote on this proposal, we encourage you to review the Compensation Discussion and Analysis and 2020 Executive Compensation sections of this proxy statement for a detailed description of our executive compensation program. As described in the Compensation Discussion and Analysis, the Compensation Committee has designed our compensation program with the objective of rewarding achievement of specific financial, strategic and tactical goals by the Company and individual executives that align the interests of management with the interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2020 and our executive compensation philosophies and objectives.

Our Named Executive Officers consist of our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”). Ms. Mullen joined the Company in October 2020. For 2020, our Named Executive Officers were:

Name	Title
Kenneth T. Lamneck	President and Chief Executive Officer
Glynis A. Bryan	Chief Financial Officer
Joyce Mullen	President, Insight North America
Wolfgang Ebermann	Former President, Insight EMEA*
Samuel C. Cowley	Senior Vice President, General Counsel and Secretary

* Mr. Ebermann retired as President, Insight EMEA effective January 1, 2021 and continues to assist the Company as a consultant.

This CD&A is divided into three sections:

Overview	• 2020 Business Highlights • Our Executive Compensation Program • Our Executive Compensation Practices • 2020 Say-on-Pay Vote
What We Pay and Why

•   Compensation Philosophy

•   Factors Considered in Compensation Deliberations

•   2020 Executive Compensation Decisions

•   Base Salary

•   Annual Cash Incentive Awards

•   Long-Term Equity-Based Incentive Program

•   Other Elements of Our 2020 Executive Compensation Program

•   Alignment of Senior Management Team to Drive Performance

How We Make Executive Compensation Decisions	• Role of the Board, Compensation Committee and our Executive Officers • Guidance from the Compensation Committee’s Independent Compensation Consultant • Comparison Peer Groups

OVERVIEW

2020 Business Highlights

In 2020, our global team delivered a fifth consecutive year of double-digit non-GAAP Adjusted* earnings from operations growth by focusing on improving our product mix and continuing to expand our services offerings and integrating strategic acquisitions. We believe that the strategic investments we made in our go-to-market solution areas over the last several years, as well as the investments in our sales and technical talent in 2020, have positioned us well to continue to execute on our business goals. For the full year 2020, we delivered the following consolidated financial results:

•	Net sales growth of $609 million, or 8%, to $8.3 billion
•	GP growth of 14%, with gross margin increasing approximately 90 basis points
•	Non-GAAP Adjusted* EFO growth of 14%
•	Non-GAAP Adjusted* diluted EPS growth of 14%, to $6.19
•	Non-GAAP Adjusted* ROIC of 12.59%(1)
(1)	Calculated using a 26.0% tax rate for 2020, consistent with ROIC reported in 2020 earnings.

* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure

From a strategic standpoint, Insight continued to expand its market leading capabilities for delivering global IT solutions for complex business problems through the acquisition of vNext, a French digital consulting and managed services provider, on February 28, 2020. We also continued to make additional strategic investments for the future, including the addition of sales and technical talent, to continue to develop capabilities to serve our clients’ needs.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2015 would have grown to $303 on December 31, 2020. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $206) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $505) over the same period, with dividends reinvested quarterly.

For further details about our performance in 2020, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Our Executive Compensation Program

Our executive compensation program is designed to align the interests of our executive officers with those of our stockholders and implement our executive compensation philosophies and objectives. The table below outlines the principal elements of the Company’s executive compensation program:

Pay Element
	Salary	Annual Cash Incentive Awards	Performance-Based RSUs	Service-Based RSUs
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable and at-risk)	Long-term emphasis (at-risk)
Performance Period	N/A	1 year	1 year with earned shares vesting over 3 years	Vesting over 4 years
How Payout Determined	Compensation Committee determination	Based upon formula established by Compensation Committee	Based upon formula established by Compensation Committee	Compensation Committee determination
Performance Measures	Fixed with service requirements	Non-GAAP Adjusted EFO, cloud gross profit growth, services gross profit growth, hardware market share expansion, achievement of cost synergies, as applicable	Non-GAAP Adjusted ROIC	Service requirements

The following charts illustrate the pay for performance design of our 2020 executive compensation program. For 2020, approximately 86% of the target total direct compensation of our President and Chief Executive Officer was variable and/or at-risk and approximately 80% of the target total direct compensation of our other Named Executive Officers was variable and/or at-risk:

Our Executive Compensation Practices

The Compensation Committee reviews the Company’s executive compensation program, on an ongoing basis, to evaluate whether it is aligned with stockholder interests and supports the Company’s executive compensation philosophies and objectives. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is “at-risk” and/or tied to performance
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups for changes in control, except for one legacy arrangement granted years ago
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities except in limited circumstances with pre-approval

2020 Say-on-Pay Vote

As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 95% of the votes cast for the Company’s say-on-pay proposal at our 2020 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2020 say-on-pay vote.

WHAT WE PAY AND WHY

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented management team while maintaining responsible cost management;
•	Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executive officers; and
•

Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Factors Considered in Compensation Deliberations

The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers. Additionally, the Compensation Committee does not weigh any one factor of pay components in comparison to the other factors. The factors below, which the Compensation Committee considers when selecting and setting the amount of compensation for each of our executive officers, including our Chief Executive Officer (“CEO”) and our other Named Executive Officers, provide a framework for its compensation decision-making:

•	Our executive compensation program objectives;
•	Our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•	Each individual executive officer’s qualifications, knowledge, skills, experience and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•	The scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•

The prior performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance and ability to lead his or her business unit or function and work as part of a team;

•	The potential of each executive officer to contribute to our long-term financial, operational and strategic objectives;
•	The amount of compensation relative to that of our other executive officers;
•	Our financial performance relative to our peers;
•

The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data;

•

In the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term compensation opportunities granted to each executive officer in prior years; and

•	The recommendations provided by our CEO regarding the compensation of our executive officers, as described below.

Alignment of Senior Management Team to Drive Performance

Our financial performance goals are designed to drive profitable growth and stockholder value creation by aligning members of senior management around common financial performance goals. To drive performance against these goals, when communicating the goals to the senior management team, the Company includes extensive communications on what members of senior management, together with their teams, can do to impact achievement of these goals. We believe this understanding of the link between individual/team performance and the achievement of the Company’s financial performance goals helps the entire organization focus on those actions that have the greatest potential to drive profitable growth and stockholder value creation.

2020 Executive Compensation Decisions

Consistent with our pay-for-performance philosophy and executive compensation program objectives in determining the 2020 adjustments to executive compensation levels and the mix of compensation elements for each Named Executive Officer, the Compensation Committee and our President and Chief Executive Officer (in making recommendations regarding Named Executive Officer compensation other than his own) considered the factors noted above in the section “Factors Considered in Compensation Deliberations,” including each Named Executive Officer’s prior performance against financial and operational goals, Company performance relative to our peers, the compensation levels paid to other executive officers at the Company, the competitive market data for similarly situated executive officers to provide a perspective on external practices, and input from Compensia, Inc., the Compensation Committee’s independent compensation consultant (the “Compensation Consultant”).

Base Salary

The Compensation Committee generally sets base salaries for executives, including our Named Executive Officers, at competitive levels for executives in similar positions commensurate with their skills, experience, qualifications and marketability. Consistent with our compensation philosophies and objectives, a significant portion of each Named Executive Officer’s annual target cash compensation is at risk (see “Annual Cash Incentive Awards” below), to provide a strong connection between pay and performance. Accordingly, in 2020, Mr. Lamneck’s annual target cash compensation was weighted as 40% base salary and 60% annual cash incentive target. The 2020 and 2021 base salaries for Mr. Lamneck are discussed below under “Chief Executive Officer Compensation.” For 2020, base salaries for Ms. Bryan, Mr. Ebermann and Mr. Cowley were increased by approximately 16.5%, 3.5% and 6.3%, respectively. For 2021, base salaries for Ms. Bryan and Mr. Cowley were increased by approximately 2.0%. All adjustments were based on the factors noted above in the section “Factors Considered in Compensation Deliberations”, including an evaluation of previously prepared market data for competitive peer groups provided by the Compensation Consultant, the performance of each executive and the Company and the internal parity between executives. From just after the beginning of the COVID-19 pandemic in April, executive officers of the Company living in the United States contributed 5% of their 2020 base salaries to the Company’s In It Together Foundation, which provides financial assistance and other resources for teammates and their families in times of special need. Mr. Ebermann voluntarily reduced his base salary by 10% during 2020 in connection with the COVID-19 pandemic.

The table below sets forth the 2020 and 2021 base salary level for each of our Named Executive Officers:

Named Executive Officer	2020 Base Salary		2021 Base Salary

Kenneth T. Lamneck	$1,000,000		$1,020,000
Glynis A. Bryan	$600,000		$612,000
Joyce Mullen	$600,000	(1)	$600,000
Wolfgang Ebermann	$616,774	(2)	$—	(2)
Samuel C. Cowley	$425,000		$433,500

(1)	Ms. Mullen joined the Company effective October 26, 2020.
(2)

While Mr. Ebermann’s base salary is shown in U.S. dollars for presentation in this proxy statement, Mr. Ebermann is paid in Euros. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Ebermann’s 2020 salary was computed by multiplying the average exchange rate for the quarters ended March 31, June 30, September 30, and December 31, 2020, respectively, by the compensation earned during the quarter. Mr. Ebermann retired as an executive officer of the Company effective January 1, 2021.

Annual Cash Incentive Awards

We provide our senior management with short-term incentive compensation through our annual cash incentive program, the 2020 cash incentive plan. Short-term compensation under the 2020 cash incentive plan represents a significant portion of each Named Executive Officer’s target total cash compensation opportunity in a given year. As discussed in more detail below, payouts under the cash incentive plan resulted from the attainment of various performance goals that were specific to the Named Executive Officer’s geographic responsibilities.

2020 Cash Incentive Plan

For 2020, the Compensation Committee again provided an incentive plan for certain management level teammates, including our executive officers. Consistent with 2019, the 2020 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are consistent with those utilized in 2019. Under the 2020 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth	Hardware Market Share Growth
Kenneth T. Lamneck, President and Chief Executive Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Glynis A. Bryan, Chief Financial Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Joyce Mullen, President Insight North America(1)	-	-	-	-
Wolfgang Ebermann, Former President, Insight EMEA	50% (EMEA)	25% (EMEA)	25% (EMEA)	-
Samuel C. Cowley, Senior Vice President, General Counsel and Secretary	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)

(1)	Ms. Mullen joined the Company effective October 26, 2020 and received a guaranteed bonus for 2020.

For purposes of our 2020 cash incentive plan:

•

Insight Enterprises, Inc. and subsidiaries (“IEI”) EFO was calculated on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted IEI EFO being defined as the Company’s actual 2020 consolidated earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business (the “EFO exclusions”). Insight North America (“INA”) EFO was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted INA EFO being defined as the actual 2020 earnings from operations from the Company’s North America operating segment, excluding the relevant EFO exclusions. “EMEA EFO” was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted EMEA EFO being defined as the actual 2020 earnings from operations from the Company’s EMEA operating segment, excluding the relevant EFO exclusions, on a constant currency basis.

•

“IEI Services GP Growth” was based on the change in the Company’s actual 2020 consolidated gross profit from services sales compared to 2019. “INA Services GP Growth” was based on the change in actual 2020 gross profit from services sales from the Company’s INA operating segment compared to 2019. “EMEA Services GP Growth” was based on the change in actual 2020 gross profit from services sales from the Company’s EMEA operating segment compared to 2019, on a constant currency basis.

•

“IEI Cloud GP Growth” was based on the change in the Company’s actual 2020 consolidated gross profit from cloud sales compared to 2019. “INA Cloud GP Growth” was based on the change in actual 2020 gross profit from cloud sales from the Company’s North America operating segment compared to 2019. “EMEA Cloud GP Growth” was based on the change in actual 2020 gross profit from cloud sales from the Company’s EMEA operating segment compared to 2019, on a constant currency basis.
•

“U.S. Hardware Market Share Growth” was based on growth in market share from 2019 to 2020 utilizing data for U.S. hardware sales as provided by the NPD Group, Inc. (“NPD”), a third-party market research company that provides market share information on the commercial purchasing of IT products sold through a group of national corporate resellers and direct marketers in the United States who have agreed to share their data with NPD. This data was adjusted by management, as agreed to by the Compensation Committee at the time the targets were set, to maintain a consistent percentage of the Company’s U.S. hardware sales compared to total hardware sales reported by NPD.

The 2020 cash incentive plan required that the Company, or the relevant portion of the Company for which the executive has management responsibility, depending on the executive’s position, achieve a threshold percentage of the budgeted amount for the particular performance measure for any payment to be made to an executive with respect to that performance measure. Therefore, it was possible that a Named Executive Officer would have different levels of achievement for each of his or her separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for each performance measure. The levels of performance were set in conjunction with the Company’s overall annual budget and were considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2020. Where actual results fell between specified performance levels, payments were calculated based on linear interpolation.

For the 2020 consolidated IEI EFO, INA EFO and EMEA EFO performance measures set forth above, the threshold to receive any cash incentive was 80% of the respective budgeted EFO amount, which would result in a payout of 50% of the target cash incentive award opportunity allocated to that measure. Below 80% attainment, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from attainment at 120% of the respective budgeted EFO amount.

The budgeted target, actual financial attainment and payout levels related to EFO performance measures for the 2020 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout

IEI EFO (non-GAAP Adjusted)	$357.4 million	$322.4 million	75.5%
INA EFO (non-GAAP Adjusted)	$300.7 million	$264.1 million	69.6%
EMEA EFO (non-GAAP Adjusted, in constant currency)	$44.6 million	$45.6 million	111.5%

For the 2020 Services GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Services GP Growth of 6.4% compared to 2019, INA Services GP Growth of 4.3% compared to 2019 and EMEA Services GP Growth of 8.7% compared to 2019, which would result in a payout of 25% of targeted cash incentive compensation for the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Services GP Growth of 35.3% compared to 2019, INA Services GP Growth of 32.6% compared to 2019 and EMEA Services GP Growth of 39.0% compared to 2019.

The budgeted target, actual financial attainment and payout levels related to the Services GP Growth performance measures for the 2020 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout

IEI Services GP Growth	23.0% increase	16.7% increase	71.8%
INA Services GP Growth	20.6% increase	14.7% increase	72.8%
EMEA Services GP Growth	26.3% increase	13.1% increase	44.0%

For the 2020 Cloud GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Cloud GP Growth of 0.5% compared to 2019, INA Cloud GP Growth of 0.5% compared to 2019 and EMEA Cloud GP Growth of 0.6% compared to 2019, which would result in a payout of 50% of the target cash incentive award opportunity allocated to the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Cloud GP Growth of 24.2% compared to 2019, INA Cloud GP Growth of 26.6% compared to 2019 and EMEA Cloud GP Growth of 22.0% compared to 2019.

The budgeted target, actual financial attainment and payout levels related to the Cloud GP Growth performance measures for the 2020 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout

IEI Cloud GP Growth	9.0% increase	32.4% increase	200.0%
INA Cloud GP Growth	11.1% increase	52.2% increase	200.0%
EMEA Cloud GP Growth	7.0% increase	10.8% increase	134.3%

For the 2020 U.S. Hardware Market Share Growth performance measure set forth above, the threshold to receive any cash incentive was a 1.0 basis point increase over 2019, which would result in a payout of 8.0% of the target cash incentive award opportunity allocated to that measure. Below a 1.0 basis point increase, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from a 40.0 basis point increase over 2019.

The budgeted target, actual financial attainment and payout levels related to the U.S. Hardware Market Share Growth performance measure for the 2020 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout

U.S. Hardware Market Share Growth	20.0 bps increase	216 bps decrease	-

In addition, the Compensation Committee approved a one-time bonus plan to incentivize management to achieve the cost synergy goals set in connection with the integration of PCM, Inc. into the Company (the “Cost Synergy Achievement Bonus”).  The Cost Synergy Achievement Bonus target was 50% of the executive officers’ normal cash incentive plan target and was payable based upon realization, by December 31, 2020, of the expected cost synergies associated with the integration of PCM into the Company.  Given the importance to the Company and its shareholders of the successful integration of the PCM acquisition, the Compensation Committee approved the one-time bonus plan to encourage achievement of the cost synergy goals.

For the 2020 Cost Synergy Achievement Bonus, the Compensation Committee set targets for consolidated IEI cost synergies, INA cost synergies and EMEA cost synergies performance measures. The threshold to receive any cash incentive was 90% of the respective budgeted cost synergies amount, which would result in a payout of 25% of the target cash incentive award opportunity allocated to that measure. Below 90% attainment, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI and INA cost synergies attainment at 123% and EMEA cost synergies attainment at 200% of the respective budgeted amount.

The budgeted target, actual financial attainment and payout levels related to cost synergy performance measures for the 2020 Cost Synergy Achievement Bonus were as follows:

Financial Objective	Target	Actual	% Payout

IEI Cost Synergy Achievement Bonus	$18.3 million	$22.0 million	191.0%
INA Cost Synergy Achievement Bonus	$17.0 million	$20.7 million	195.8%
EMEA Cost Synergy Achievement Bonus	$1.3 million	$1.4 million	108.3%

2020 Cash Incentive Plan Payouts

The table below sets forth the 2020 target annual cash incentive award opportunities and the actual payouts to each of our Named Executive Officers based upon 2020 performance:

Named Executive Officer	Percentage of Base Salary at Target	Bonus Target	Payout

Kenneth T. Lamneck	225%	$2,250,000	$2,643,000
Glynis A. Bryan	150%	$900,000	$1,057,200
Joyce Mullen(1)	—	—	—
Wolfgang Ebermann(2)	84%	$518,606	$525,041
Samuel C. Cowley	98%	$414,375	$486,753

(1)	Ms. Mullen joined the Company effective October 26, 2020 and received a guaranteed bonus for 2020.
(2)

While Mr. Ebermann’s 2020 target and earned cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, Mr. Ebermann is paid in Euros. The target was €427,928. His earned cash incentive compensation was €433,238. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Ebermann’s 2020 earned cash incentive compensation was determined by multiplying the Euros paid by the exchange rate applicable on the date paid. Consistent with the presentation in the Grants of Plan-Based Awards table in this proxy statement, Mr. Ebermann’s 2020 target cash incentive compensation was determined by multiplying the Euro amount by the exchange rate applicable on the actual date paid of $1.2119 per Euro.

2021 Cash Incentive Plan

For 2021, the Compensation Committee again provided an incentive plan for certain management level teammates, including our executive officers. Consistent with 2020, the 2021 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are consistent with those utilized in 2020.

The 2021 cash incentive plan is similar in structure to the 2020 plan but does not include the one-time Cost Synergy Achievement Bonus that was part of the plan in 2020. Under the 2021 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth	Hardware Market Share Growth
Kenneth T. Lamneck, President and Chief Executive Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Glynis A. Bryan, Chief Financial Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Joyce Mullen, President Insight North America	50% (INA)	25% (INA)	12.5% (INA)	12.5% (U.S.)
Wolfgang Ebermann, Former President, Insight EMEA*	-	-	-	-
Samuel C. Cowley, Senior Vice President, General Counsel and Secretary	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)

*Mr. Ebermann retired as an executive officer of the Company effective January 1, 2021.

The following considerations were reflected in our 2021 cash incentive plan:

•	The 2021 cash incentive plan again includes performance measures for IEI EFO, INA EFO and EMEA EFO, in each case calculated consistent with 2020 (as discussed above).
•	Reflecting the continued focus of the Company on the strategic objective of driving growth in the higher margin services business, the 2021 cash incentive plan again incorporates a performance measure for growth in Services GP for all Named Executive Officers, with IEI Services GP Growth, INA Services GP Growth and EMEA Services GP Growth calculated consistent with 2020 (as discussed above).

•

Reflecting the continued focus of the Company on emerging technology trends and the Company’s strategic objective of accelerating business performance with the cloud, the 2021 cash incentive plan again incorporates a performance measure for growth in Cloud GP for all Named Executive Officers, with IEI Cloud GP Growth, INA Cloud GP Growth and EMEA Cloud GP Growth calculated consistent with 2020 (as discussed above).

•

Reflecting the continued focus of the Company on the strategic objective of growing our core business and improving profitability, the 2021 cash incentive plan again incorporates the performance measure of U.S. Hardware Market Share Growth, calculated consistent with 2020 (as discussed above), for all of our Named Executive Officers (other than the President of Insight EMEA).

Long-Term Equity-Based Incentive Program

Under our long-term equity-based incentive program, the Compensation Committee has the authority to award various forms of long-term incentive compensation grants, including stock options, RSUs and performance-based awards. The Compensation Committee’s objectives for the 2020 long-term equity-based incentive awards were to:

•	Focus executives on key performance metrics aligned with long-term stockholder value creation and the Company’s long-term strategic plan
•	Establish a direct link between compensation and the achievement of longer-term financial and strategic objectives
•	Facilitate increased equity ownership by our executives
•	Retain the services of our executives through multi-year vesting requirements

For 2020, the annual long-term equity-based incentive compensation opportunities for our Named Executive Officers were granted in the form of performance-based RSUs and service-based RSUs, with the following key features to drive Company performance and align with stockholder interests:

Performance-Based RSUs

•   60% of target long-term incentive opportunity

•   2020 performance period with 0-200% payout curve (threshold payout of 25%)

•   Vest ratably over three years on the anniversary of the grant date based upon attainment of non-GAAP Adjusted ROIC performance goals, calculated as described below, and/or strategic performance goals

Service-Based RSUs	• 40% of target long-term incentive opportunity • Value based on stock price at vesting • Vest ratably over four years

Performance-based RSUs are earned only if pre-established annual financial and/or strategic performance goals are achieved. Earned RSUs are then subject to a two-year vesting requirement, following the one-year performance period, for a total vesting period of three years from grant. To encourage overachievement of performance targets, significant upside potential exists related to the number of performance-based RSUs ultimately earned. The number of performance-based RSUs ultimately earned varies based on the achievement levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed the pre-established threshold for the year, no performance-based RSUs are earned. To encourage retention, service-based RSU awards vest over a four-year vesting period. The Compensation Committee believes that the 60/40 weighting between performance-based and service-based RSUs has demonstrated its value to stockholders over many years.

To provide a consistent long-term focus for our long-term equity-based incentive compensation and to continue to align the interests of our management and stockholders, the Compensation Committee makes annual grants of equity-based awards to our executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee approves the annual RSU program grants for management.

For 2020, the Compensation Committee determined the target value of the equity-based awards for our executive officers, including our Chief Executive Officer, by considering comparison group data in the 2019 market analysis prepared by the Compensation Consultant. For 2021, the Compensation Committee also determined the target value of the equity-based awards for our executive officers, including our Chief Executive Officer, by considering comparison group data in the 2019 market analysis prepared by the Compensation Consultant. Based on these studies, the Compensation Committee believes that the equity-based incentive compensation plan, including the use of performance-based RSUs, and the target level of awards granted to each executive, is competitive with market practice, and the 60/40 weighting between performance-based and service-based RSUs continues to reward our executives for performance and promotes retention of the Company’s executives.

The approved dollar value of target equity-based incentive compensation amounts for Mr. Lamneck for 2020 and 2021 are discussed below under “Chief Executive Officer Compensation.” For 2021, the approved dollar value of target equity-based incentive compensation amounts for the Named Executive Officers other than Mr. Lamneck remained unchanged from 2020 based on the evaluation of market data provided by the Compensation Consultant as well as the other factors noted above in the section “Factors Considered in Compensation Deliberations”.

Named Executive Officer	2020 Target		2021 Target

Kenneth T. Lamneck	$3,750,000		$3,750,000
Glynis A. Bryan	$1,000,000		$1,000,000
Joyce Mullen	$—	(1)	$1,000,000
Wolfgang Ebermann	$650,000		$—	(2)
Samuel C. Cowley	$600,000		$600,000

(1)	Ms. Mullen joined the Company effective October 26, 2020.
(2)	Mr. Ebermann retired as an executive officer of the Company effective January 1, 2021.

2020 Equity-Based Incentive Plan Payouts

The 2020 RSU awards for executive officers which are 40% service-based and 60% performance-based (excluding any one-time grants), were approved on February 17, 2020. The service-based RSUs will vest in four equal annual installments beginning on February 20, 2021. The performance-based grants earned vest in three equal annual installments beginning on February 20, 2021, and the number of RSUs to be issued vary depending on (i) the Company’s ROIC for the fiscal year ending December 31, 2020, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC and Invested Capital being defined consistent with the computation methodology used by financial analysts that evaluate the Company or (ii) the achievement of specified strategic objectives. For the performance-based RSUs, if the Company achieves certain specified strategic objectives defined in advance by the Compensation Committee, for example, completion of a significant acquisition, 100% of the target number of RSUs will be issued. If those specific objectives are not met and the Company achieves less than 92% of its 2020 non-GAAP Adjusted ROIC target range, no RSUs will be issued or if the Company achieves greater than 116% of its 2020 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs will be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2020. In addition to the 2020 plan payouts, the Compensation Committee approved a special recognition award of service-based RSUs in an amount of $100,000 to Mr. Cowley in connection with the integration of PCM.

The following table sets forth the number of service-based and performance-based awards granted to our Named Executive Officers under the 2020 equity-based incentive plan:

		Performance-Based RSU Awards
Named Executive Officer	Service- Based RSUs Awarded (#)	Target Number of Performance- Based RSUs (1)	2020 Actual Non-GAAP Adjusted ROIC	Award Level	Performance- Based RSUs Awarded (#)

Kenneth T. Lamneck, President and Chief Executive Officer	25,454	38,181	12.59%	125.0%	47,727
Glynis A. Bryan, Chief Financial Officer	6,788	10,182	12.59%	125.0%	12,729
Joyce Mullen, President, Insight North America(2)	43,815	—	—	—	—
Wolfgang Ebermann, President, Insight EMEA	4,412	6,619	12.59%	125.0%	8,275
Samuel C. Cowley Senior Vice President, General Counsel and Secretary	5,438	6,109	12.59%	125.0%	7,636

(1)	Target was based on the Company achieving (i) its non-GAAP Adjusted ROIC target range for 2020 of 11.92% - 12.17% or (ii) certain specified strategic objectives.
(2)	Ms. Mullen joined the Company effective October 26, 2020 and received a one-time grant of RSUs with a value of $3,000,013.

2021 Equity-Based Incentive Plan

The 2021 RSU awards for executive officers which are 40% service-based and 60% performance-based, were approved on February 10, 2021. The service-based RSUs will vest in four equal annual installments beginning on February 20, 2022. The performance-based grants will, if earned, vest in three equal annual installments beginning on February 20, 2022, and the number of RSUs to be issued, if any, will vary depending on (i) the Company’s ROIC for the fiscal year ending December 31, 2021, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC and Invested Capital being defined consistent with the computation methodology used by financial analysts that evaluate the Company or (ii) the achievement of specified strategic objectives. For the performance-based RSUs, if the Company achieves certain specified strategic objectives defined in advance by the Compensation Committee, for example, completion of a significant acquisition, 100% of the target number of RSUs will be issued. If those specific objectives are not met and the Company achieves less than 88% of its 2021 non-GAAP Adjusted ROIC target range, no RSUs will be issued or if the Company achieves greater than 114% of its 2021 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs will be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and is considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2021.

In determining the amount of equity-based incentive compensation for 2021, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s review of the Compensation Consultant’s prior analysis of the competitiveness of the Company’s compensation levels, including its equity-based award levels, and on the Compensation Committee’s review of the Company’s 2021 budget, and in connection with implementation of the Company’s strategic plan, the Compensation Committee awarded service-based and performance-based RSUs, as described above to each of our Named Executive Officers.

Chief Executive Officer Compensation

The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater opportunities for performance-based short-term and long-term incentive compensation (cash and equity, respectively).

The Compensation Committee approved a 11.1% increase in the 2020 base salary for Mr. Lamneck, raising his base salary to $1,000,000. Mr. Lamneck’s target annual cash incentive award opportunity is reflected as a percentage of base salary, which remained consistent at 150%, resulting in Mr. Lamneck’s 2020 target annual cash incentive award also increasing approximately 11.1% to $1,500,000. Mr. Lamneck also received a one-time Cost Synergy Achievement Bonus during 2020 in the amount of $750,000. The dollar value of 2020 target equity-based compensation awards approved by the Compensation Committee for Mr. Lamneck remained unchanged from the 2019 amount of $3,750,000. As a result, Mr. Lamneck’s target total direct compensation opportunity for 2020 was $7,000,000 (compared to $6,000,000 in 2019). Mr. Lamneck’s actual annual direct compensation earned for 2020 was 106% of the total target, or $7,402,139 (valuing his equity-based compensation at the grant date fair value, assuming target attainment).

Pursuant to SEC rules, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer for 2020. We calculated the total compensation for both using the same methodology. The 2020 annual total compensation for the Chief Executive Officer and our median employee were $7,402,139 and $66,372, respectively.  The ratio of annual total compensation for our Chief Executive Officer to that of our median employee was 112 to 1.

In determining the median employee for 2020, we referred to our worldwide payroll rosters of employees on December 31, 2020, which included information on base wages, bonuses, and commissions. The payroll rosters totaled to 10,727 employees, consisting of 6,850 U.S. employees and 3,877 non-U.S. employees. In accordance with the “de minimis” exemption adjustment permitted under SEC rules, employees from the following countries, comprising less than 5% of the total population of employees, were excluded from the population based on management’s judgment: Austria (20 employees), Belgium (48 employees), India (67 employees), Singapore (29 employees), Sweden (39 employees), and Switzerland (10 employees). Before giving effect to such exemption, the total number of employees consisted of 6,850 U.S. employees and 4,085 non-U.S. employees. Foreign compensation was converted to U.S. dollars at the average exchange rate over the 12 month period. Compensation amounts for employees newly hired during 2020 were annualized based on actual pay in 2020.

In setting the Chief Executive Officer’s compensation for 2021, based on Mr. Lamneck’s outstanding performance and the Compensation Committee’s evaluation of the market data provided by the Compensation Consultant, the Compensation Committee approved an increase of approximately 2% in Mr. Lamneck’s base salary for 2021, increasing (i) his base salary to $1,020,000 and (ii) his target annual cash incentive award opportunity to $1,530,000 (150% of base salary).  Also, as noted above, the dollar value of target equity-based compensation awards approved by the Compensation Committee for 2021 for Mr. Lamneck remained unchanged from the 2020 amount of $3,750,000. As a result, Mr. Lamneck’s target total direct compensation opportunity for 2021 is $6,300,000 (compared to $7,000,000 in 2020, which included the one-time Cost Synergy Achievement Bonus).

Other Elements of Our 2020 Executive Compensation Program

Severance Arrangements and Change in Control Provisions

Severance and change in control provisions are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Both severance and change in control benefits are often a critical part of an executive’s initial compensation package, and key executives may not have accepted our offers of employment if we had not provided market-level severance and change in control benefits. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Provisions.”

Other Benefits

Our Named Executive Officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our Named Executive Officers other than Mr. Ebermann are also eligible to participate in the Company’s 401(k) plan and receive Company matching contributions, to the extent made by the Company, which are generally available to our U.S. teammates. Mr. Ebermann participates in statutory health insurance and pension plans available to other teammates in Germany. Mr. Ebermann also receives an automobile allowance and enhanced Company-paid insurance benefits in case of death or disability, which are benefits generally available to executives in EMEA. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.

We provide our executive officers with relatively limited perquisites, and we believe they are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans and make premium payments for long-term disability insurance for all of our Named Executive Officers in the United States. The costs of perquisites and other personal benefits provided to our Named Executive Officers during 2020 are included in the Summary Compensation Table in this proxy statement and identified in the footnotes thereto.

Clawback Policy

The Compensation Committee adopted an incentive compensation recovery, or “clawback,” policy that permits the Company, under certain objective circumstances, to recover incentive compensation paid on the basis of having met or exceeded financial performance goals. In the event of a material restatement of the Company’s financial statements, if a current or former executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, the Compensation Committee may, to the fullest extent called for by law, any applicable listing standard, or Company policy, require reimbursement of that portion of any cash bonus paid to, or RSUs earned by, such executive officer, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Stock Ownership Guidelines

The Compensation Committee believes that, in order to more closely align the interests of our executive officers with the interests of the Company’s other stockholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee has adopted stock ownership guidelines requiring ownership of three times base salary for our President and Chief Executive Officer and one times base salary for our other executive officers to be achieved over a transition period. Failure to meet or show sustained progress toward meeting the stock ownership guidelines may result in a reduction of future long-term incentive grants and may result in a requirement to retain some or all of the shares of common stock attained through Company grants of equity until the stock ownership guidelines are attained. As of December 31, 2020, all Named Executive Officers had attained their required ownership level.

Hedging, Short Sales and Pledging Policies

Our executive officers are prohibited from hedging and short sales transactions with respect to our securities. In addition, our executive officers are prohibited from pledging our securities except in limited circumstances with pre-approval. As of December 31, 2020, none of our executive officers had pledged our securities. For a further description of these policies, please see “Corporate Governance — Hedging, Short Sales and Pledging Policies.”

Tax Considerations

For our 2020 tax year, Section 162(m) of the IRC (“162(m)”) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer, the principal financial officer and any one of the three highest paid executive officers as of the close of the applicable taxable year. Although, the tax benefits associated with performance-based compensation programs previously allowed under 162(m) generally have been eliminated, the Compensation Committee believes that a pay-for-performance model incentivizes our executive officers to achieve objectives that are aligned to the creation of stockholder value, irrespective of tax deductibility.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, at-risk performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee’s objective has been to implement an executive compensation program that would drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as described in “Compensation Philosophy” and outlined below, which we believe are key contributors to our success:

Profitable Growth and Stockholder Value Creation
✓	✓	✓
Attract and Retain Talent. Executive compensation should be market-competitive in order to attract, retain and motivate talent with a performance- and service-driven mindset.

Pay for Performance.

A significant percentage of an executive’s compensation should be at-risk and directly aligned with Company performance, with a balance between short-term and long-term incentives.

Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through Insight equity ownership.

Role of the Board, Compensation Committee and our Named Executive Officers

The Compensation Committee is responsible for determining the annual cash compensation of our Chief Executive Officer and each of our other Named Executive Officers. In the case of the 2020 long-term equity-based incentives, the Compensation Committee was responsible for recommending to the Board for approval the targeted grant levels for each of our Named Executive Officers. Based on the recommendations of the Compensation Committee, the Board approved the 2020 long-term equity-based incentive awards. In setting or recommending, as applicable, the compensation of our President and Chief Executive Officer, the Compensation Committee takes into account the review of the President and Chief Executive Officer’s performance. In setting or recommending, as applicable, the compensation of our other Named Executive Officers, the Compensation Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from the Compensation Committee’s Independent Compensation Consultant

The Compensation Consultant provides executive compensation consulting services to the Compensation Committee. In 2019, the Compensation Consultant provided services relied on in connection with the review of 2020 compensation adjustments, including a review of multiple comparison groups’ compensation data, awards under our long-term equity-based incentive program, the setting of performance goals in our variable incentive plans, and trends in executive compensation, as well as analysis of the competitiveness of the CEO’s compensation. The Compensation Committee did not engage the Compensation Consultant to review compensation adjustments for 2021. For 2019, the Compensation Consultant conducted a review of our non-employee director compensation program and non-employee director stock ownership guidelines. The Compensation Consultant is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. The Compensation Committee reviewed the independence of the

Compensation Consultant under NASDAQ and SEC rules and concluded that the work of the Compensation Consultant has not raised any conflict of interest.

Comparison Peer Groups

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data from multiple peer groups of companies as well as general industry survey data. As described above, the Compensation Committee has retained the Compensation Consultant to advise the Compensation Committee on all matters related to executive compensation. During 2019, the Compensation Consultant provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s Named Executive Officers. In the future, the Compensation Committee plans to obtain such analyses at least every other year.

The Compensation Consultant has advised the Compensation Committee on a wide range of issues, including competitive market data at the time of hire and at the time of promotions for specific positions. The Compensation Consultant’s 2019 studies, which were used to set 2020 and 2021 executive compensation, generally measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”) summarized below, plus a broader database where the other groups might not provide adequate comparisons. The 2019 market analyses relied on comparison groups with the modifications described below. The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s review of competitors and relevant industry comparisons, and on the advice of the Compensation Consultant.

The primary characteristics of the comparison groups were:

Peer Group Characteristics
✓

First, a smaller group of companies that we consider to be our primary competitors, particularly with respect to competition for talent, customers or suppliers (the “Technology Distribution Peer Companies”). The Technology Distribution Peer Companies, which comparison group was used to assess compensation levels for the Chief Executive Officer and Chief Financial Officer, includes publicly-traded technology distribution companies.

✓

Second, a larger group of companies in the broader distribution business with comparable business and financial characteristics (the “Broad Industry Peer Group”). The Broad Industry Peer Group, which comparison group was used to assess compensation levels for the Chief Executive Officer, Chief Financial Officer and President, Insight North America, includes publicly-traded companies from the technology, technology distribution and broader distribution industries (e.g., food distribution, healthcare distribution, etc.).

✓

Third, a broad database to provide a reference point where the other groups might not provide adequate comparisons (the “Broad Market Database”). The Broad Market Database was used to assess compensation levels for all of the Company’s most senior executives, including the Company’s Named Executive Officers, and includes publicly-traded companies from a group of cross-industry companies (excluding companies from financial, insurance and energy industries).

While the Technology Distribution Peer Companies comparison group comprises companies that are competitors and are close comparisons in terms of sales and market capitalization, it is a relatively small group of companies. Moreover, the Broad Industry Peer Group and the Broad Market Database are not limited to companies that are competitors for talent, customers or suppliers. Accordingly, the Company does not necessarily consider these groups to be comparison groups for competitive purposes other than as an analysis of the compensation of the Company’s most senior executives.

The Compensation Committee used the Compensation Consultant’s 2019 study in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives for 2020 and 2021. Additionally, the Compensation Consultant advised the Compensation Committee regarding executive compensation programs and provided advice on trends in compensation.

The Compensation Consultant’s 2019 study measured the competitiveness of the Company’s compensation relative to the Technology Distribution Peer Companies and the Broad Industry Peer Group. The companies included in the Technology Distribution Peer Companies comparison group in the Compensation Consultant’s 2019 analysis were as follows:

Technology Distribution Peer Group
Anixter International, Inc.	ePlus
Avnet, Inc.	NCR Corporation
Belden, Inc.	Presidio, Inc.
CDW Corporation	ScanSource, Inc.
Connection	SYNNEX Corp.

The companies included in the Technology Distribution Peer Companies comparison group in the 2019 study are all publicly-traded companies with revenues of less than $24 billion. The median revenue of this comparison group in 2019 was $5.3 billion, and the median market cap was $2.2 billion.

The companies included in the Broad Industry Peer Group comparison group in the Compensation Consultant’s 2019 analysis were as follows:

Broad Industry Peer Group
Anixter International, Inc.	NCR Corporation
Applied Industrial Tech.	Patterson Companies, Inc.
Avnet, Inc.	Performance Food Group Company
Belden, Inc.	Presidio, Inc.
BMC Stock Holdings	Rush Enterprises
CACI International Inc.	Sanmina
CDW Corporation	ScanSource, Inc.
Connection	SpartanNash
Core-Mark Holding	SYNNEX Corp.
Diebold Nixdorf	United Natural Foods
ePlus	Univar, Inc.
GMS	Watsco
MRC Global	WESCO
MSC Industrial Direct Co.

The companies included in the Broad Industry Peer Group in the 2019 study are all publicly-traded companies with revenues from $1.4 billion to $23.0 billion. The median revenue of this comparison group in 2019 was $5.6 billion, and the median market cap was $2.0 billion.

For the Broad Market Database, the Compensation Consultant’s 2019 study utilized data from the Radford Global Technology Survey and the Equilar Executive Compensation Survey as well as Compensia’s Proprietary Database. The companies included in these third-party surveys were not adjusted by the Compensation Consultant in preparing their analysis and included publicly-traded companies with revenues between $3.2 billion and $25.2 billion.

The Compensation Consultant’s 2019 study provided the Compensation Committee with data for base salary, annual cash incentives, long-term equity-based incentive compensation and total compensation for the comparison groups. With respect to total target cash compensation for 2020 and 2021, which included base salaries and target cash incentive compensation, the Compensation Consultant’s studies showed that, with variations from position to position, the Company was competitive. With respect to target long-term equity-based incentive compensation, the Compensation Consultant’s studies generally indicated that the Company’s target long-term equity-based compensation for 2020 and 2021, which included the grant date fair value of the 2020 and 2021 equity-based incentive compensation awards to the Company’s executives, also were competitive.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in the proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Kathleen S. Pushor, Chair
Richard E. Allen
Linda M. Breard
Catherine Courage
Girish Rishi

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

2020 EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table provides information regarding the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2020, 2019 and 2018.

Named Executive Officer	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Kenneth T. Lamneck,	2020	1,000,000	3,750,011	2,643,000	9,128	7,402,139
President and Chief	2019	900,000	3,750,048	1,372,950	19,210	6,042,208
Executive Officer	2018	870,000	2,400,021	1,679,535	18,948	4,968,504
Glynis A. Bryan,	2020	600,000	1,000,042	1,057,200	9,664	2,666,906
Chief Financial Officer	2019	515,000	1,800,058	523,755	15,064	2,853,877
	2018	500,000	800,019	643,500	15,064	1,958,583
Joyce Mullen, President,	2020	123,077	3,000,013	—	400,000	3,523,090
Insight North America(4)
Wolfgang Ebermann,	2020	616,774	650,057	525,041	29,849	1,821,721
Former President,	2019	632,859	1,605,081	474,798	29,402	2,742,140
Insight EMEA(5)	2018	632,997	550,024	565,104	28,430	1,776,555
Samuel C. Cowley,	2020	425,000	700,039	486,753	129,919	1,741,711
Senior Vice President,	2019	400,000	700,058	244,080	15,382	1,359,520
General Counsel and Secretary	2018	400,000	400,027	308,880	15,232	1,124,139

(1)

These amounts reflect the grant date fair value of the RSU awards granted to our Named Executive Officers.  For awards subject to performance conditions, the grant date fair value reported is at the target level, which was considered the probable outcome of the performance conditions, determined as of the grant date.

For 2020 awards, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2020 of $58.93, on November 10, 2020 of $68.47 and on December 10, 2020 of $73.27, respectively, per share multiplied by the target number of shares subject to the RSU awards.  For the 2020 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards.  For Mr. Lamneck, Ms. Bryan, Ms. Mullen, Mr. Ebermann, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $6,000,017, $1,600,067, $3,000,013, $1,040,115, and $1,060,043, respectively.  As discussed in the CD&A section of this proxy statement, the actual award level for performance-based RSUs for all Named Executive Officers for 2020 was 125% of the target number.

For February 2019 awards, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2019 of $57.60 per share multiplied by the target number of shares subject to the RSU awards.  For the 2019 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards.  For Mr. Lamneck, Ms. Bryan, Mr. Ebermann, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $6,000,077, $2,280,038, $1,968,077, and $1,000,097, respectively.  The actual award level for performance-based RSUs for all Named Executive Officers for 2019 was 100% of the target number.  For the September 2019 award to Mr. Cowley, the grant date fair value was calculated based on the closing price of the Company’s common stock on September 10, 2019 of $49.33 per share multiplied by the number of shares subject to the RSU award.

For 2018, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2018 of $35.31 per share multiplied by the target number of shares subject to the RSU awards.  For the 2018 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards.  For Mr. Lamneck, Ms. Bryan, Mr. Ebermann, and Mr. Cowley, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $3,840,033 $1,280,023, $880,031, and $640,029, respectively.  The actual award level for performance-based RSUs for all Named Executive Officers for 2018 was 200% of the target number.

For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(2)

Non-Equity Incentive Plan Compensation represents bonuses earned by Named Executive Officers under the 2020, 2019 and 2018 annual cash incentive plans, respectively. The cash incentive plan compensation for 2020 was paid to the Named Executive Officers prior to March 15, 2021.

(3)	All Other Compensation for 2020 represents payments to:
•

Mr. Lamneck for expenses incurred related to matching contributions to his 401(k), premium payments made on his behalf for long-term disability insurance, and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

•

Ms. Bryan for expenses incurred related to matching contributions to her 401(k), premium payments made on her behalf for long-term disability insurance, and a discretionary contribution to her health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

•	Ms. Mullen for value received related to a guaranteed bonus of $150,000 and relocation benefits of $250,000.
•

Mr. Ebermann for an auto allowance of $17,678 and expenses incurred related to premium payments made on his behalf for disability and death insurance. We consider the cost of the auto allowance and the premium payments for disability and death insurance, which did not exceed $10,000, to be perquisites.

•

Mr. Cowley for relocation benefits of $87,243 and expenses incurred related to matching contributions to his 401(k), premium payments made on his behalf for long-term disability insurance, and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

(4)	Ms. Mullen joined the Company effective October 26, 2020.
(5)

Mr. Ebermann is a resident of Germany and was paid in Euros. The salary and all other compensation amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, 2020, respectively, by the compensation earned during the quarter. The non-equity incentive plan compensation amount included in the table above was determined by multiplying the Euros paid by the exchange rate applicable on the date paid of $1.2119 per Euro.

2020 Grants of Plan-Based Awards Table

The following table provides information regarding each plan-based award granted to our Named Executive Officers in 2020 under the 2020 cash incentive plan and under the Company’s 2007 Omnibus Plan, as amended (the “2007 Omnibus Plan”) and the 2020 Omnibus Plan, effective May 20, 2020.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock (#)	Awards ($)(3)
Kenneth T. Lamneck			765,000	2,250,000	4,500,000	—	—	—	—	—
	2/20/2020	2/17/2020	—	—	—	9,546	38,181	76,362	—	2,250,006
	2/20/2020	2/17/2020	—	—	—	—	—	—	25,454	1,500,004
Glynis A. Bryan			306,000	900,000	1,800,000	—	—	—	—	—
	2/20/2020	2/17/2020	—	—	—	2,547	10,182	20,364	—	600,025
	2/20/2020	2/17/2020	—	—	—	—	—	—	6,788	400,017
Joyce Mullen	11/10/2020	9/12/2020	—	—	—	—	—	—	43,815	3,000,013
Wolfgang Ebermann(4)			203,068	518,606	1,037,212	—	—	—	—	—
	2/20/2020	2/17/2020	—	—	—	1,656	6,619	13,238	—	390,058
	2/20/2020	2/17/2020	—	—	—	—	—	—	4,412	259,999
Samuel C. Cowley			140,888	414,375	828,750	—	—	—	—	—
	2/20/2020	2/17/2020	—	—	—	1,527	6,109	12,218	—	360,003
	2/20/2020	2/17/2020	—	—	—	—	—	—	4,073	240,022
	12/10/2020	12/10/2020	—	—	—	—	—	—	1,365	100,014

(1)

Represents awards under the 2020 cash incentive plan discussed under the heading “2020 Cash Incentive Plan” of the CD&A section in this proxy statement. Threshold represents the amount that would have been payable had the minimum level of achievement for each defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold levels. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based exclusively on the specific financial objectives for each Named Executive Officer. Actual amounts are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, and there are no future payouts related to these awards.

(2)

Pursuant to the 2020 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made on February 20, 2020, November 10, 2020 and December 10, 2020, as applicable. For the 2020 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. Threshold represents the amount of RSUs that would have been granted had the minimum level of achievement for the defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold level. As discussed in the CD&A section of this proxy statement, the actual award level for 2020 was 125% of the target number of performance-based RSUs.

(3)

For the 2020 awards that were subject to performance conditions, the grant date fair of the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 20, 2020 of $58.93 per share multiplied by the target number of performance-based RSUs, as the target was considered to be the probable outcome as of the grant date. As discussed in the CD&A section of this proxy statement, the actual award level for 2020 was 125% of the target number of performance-based RSUs. For the 2020 awards that did not have performance conditions and all other stock awards granted in 2020, the grant date fair value for the awards was calculated based on the closing price of the Company’s common stock on February 20, 2020 of $58.93, on November 10, 2020 of $68.47 and on December 10, 2020 of $73.27, respectively, per share multiplied by the number of service-based RSUs granted, as applicable. The grant date fair values of stock awards are also reflected in the Summary Compensation Table.

(4)

Mr. Ebermann’s cash incentive threshold, target and maximum amounts for the 2020 cash incentive plan were translated into U.S. dollars for presentation in this proxy statement, but Mr. Ebermann is paid in Euros. Mr. Ebermann’s threshold, target and maximum were €178,005, €427,928 and €855,856, respectively. All three amounts were translated to U.S. dollars in the table above by multiplying the Euro amounts by the exchange rate applicable on the actual date paid of $1.2119 per Euro.

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes outstanding equity awards held by each Named Executive Officer on December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Kenneth T. Lamneck	163,807	12,464,075
Glynis A. Bryan	57,449	4,371,294
Joyce Mullen	43,815	3,333,883
Wolfgang Ebermann	43,709	3,325,818
Samuel C. Cowley	30,844	2,346,920

(1)	Under various service-based equity incentive compensation programs, our Named Executive Officers have received varying levels of grants of service-based RSUs that vest ratably over four years.

Pursuant to the 2020 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February, November and December 2020. For the 2020 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 125% of the target, as actual Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2020. As of December 31, 2020, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

Pursuant to the 2019 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February 2019. For the 2019 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 100% of the target, as the Company achieved the specified strategic objectives during the fiscal year ended December 31, 2019. As of December 31, 2019, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. Additional service-based grants related to the Company’s strategic plan and completion of the PCM acquisition were awarded in February and September 2019.

Pursuant to the 2018 equity-based incentive compensation program, grants of service-based and performance-based RSUs to our Named Executive Officers were made in February 2018. For the 2018 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 200% of the target, as actual consolidated Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2018. As of December 31, 2018, upon the Company’s achievement of the actual Adjusted ROIC amount for the fiscal year ended December 31, 2018, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

The following table shows the dates on which the outstanding stock awards vest, subject to continued employment through the vest date.

Name	February 20, 2021	September 10, 2021	February 20, 2022	February 20, 2023	February 20, 2024

Kenneth T. Lamneck	80,061		48,601	28,782	6,363
Glynis A. Bryan	27,372		16,711	11,669	1,697
Joyce Mullen	14,605		14,605	14,605
Wolfgang Ebermann	20,447		12,908	9,251	1,103
Samuel C. Cowley	12,675	4,055	8,665	4,431	1,018

(2)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2020 of $76.09 per share.

2020 Stock Vested Table

The following table sets forth information with respect to shares of Company common stock acquired through vesting of RSUs and the number of shares acquired and value realized on vesting by the Named Executive Officers during 2020. There were no outstanding stock options in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)

Kenneth T. Lamneck	74,746	4,404,782
Glynis A. Bryan	27,768	1,636,368
Joyce Mullen(2)	—	—
Wolfgang Ebermann	21,646	1,275,599
Samuel C. Cowley	11,821	685,558

(1)

During 2020, the stock awards (all RSUs) that vested for the Named Executive Officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the Named Executive Officer’s minimum statutory tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the Named Executive Officers. The net number of shares acquired by Mr. Lamneck, Ms. Bryan, and Mr. Cowley on vesting was 44,431, 17,749, and 8,331, respectively. Mr. Ebermann’s awards were not net-share settled.

(2)	Ms. Mullen joined the Company effective October 26, 2020.

Employment Agreements, Severance and Change in Control Provisions

Our employment agreements with our executive officers and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our Named Executive Officers in the United States provide for continually renewing terms (one year for Messrs. Lamneck and Cowley and Ms. Mullen and two years for Ms. Bryan). Mr. Ebermann’s employment agreement may be terminated with a notice period of 12 months, during which period he will continue to be an employee and will receive all of the benefits under the employment agreement. All change in control benefits are “double trigger” (which means that they are triggered by two events, a change in control of the Company plus a triggering termination under the change of control agreement), including stock awards under the terms of the 2020 Omnibus Plan. Additionally, beginning with grants to all employees in February 2015, upon termination of service by reason of death, any portion of service-based RSUs and, after the completion of the performance period for all performance-based awards, any portion of performance-based awards remaining unvested on that date, which would have vested through the first anniversary of the date of death become fully exercisable and vested effective immediately prior to the employee’s death.

The Company’s employment agreements with its Named Executive Officers are intended to comply with Section 409A of the IRC. The material terms of the employment agreements with our Named Executive Officers are as follows:

Kenneth T. Lamneck

(i)	Effective as of January 1, 2010.
(ii)

A severance payment upon termination of employment “without cause,” by Mr. Lamneck for “good reason,” as those terms are defined in the agreement, or at the expiration of the term due to the Company’s issuance of a non-renewal notice.  In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, he will be entitled to receive severance pay in the amount of $1,800,000, payable in equal installments over a period of 12 months following the date of termination.

(iii)

In the event of Mr. Lamneck’s death or “disability,” as such term is defined in the agreement, he or his estate shall receive payment for earned, but unpaid base salary, accrued but unused vacation, unreimbursed business expenses and any vested benefits he may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

(iv)

The agreement also provides for non-disclosure by Mr. Lamneck of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Lamneck upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2020:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$1,800,000	$—	$—	$1,800,000
Change in Control – Involuntary Termination	1,800,000	10,703,352	—	12,503,352
Change in Control – Without Termination	—	10,703,352	—	10,703,352
Death	—	6,091,841	—	6,091,841

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2020 of $76.09 per share.

Glynis A. Bryan

(i)	Effective as of January 1, 2009.
(ii)

A severance payment upon termination of employment “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times her annual base salary, plus one times the annual cash incentive bonus during one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the day on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.

(iii)

A severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement plus two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.  All payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits.

(iv)

In the event of Ms. Bryan’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.

The table below summarizes the potential payments and benefits to Ms. Bryan upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2020:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$2,900,700	$—	$28,821	$2,929,521
Change in Control – Involuntary Termination	3,544,200	3,832,729	50,437	7,427,366
Change in Control – Without Termination	—	3,832,729	—	3,832,729
Disability	1,264,892	—	—	1,264,892
Death	1,264,892	2,082,735	—	3,347,627

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2020 of $76.09 per share.

Joyce Mullen

(i)	Effective as of October 26, 2020.
(ii)

A severance payment upon termination of employment “without cause” or termination by Ms. Mullen for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times her annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.

(iii)

A severance payment following a “change in control” of the Company if Ms. Mullen terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement plus two times her annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.  In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)

In the event of Ms. Mullen’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Ms. Mullen of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Ms. Mullen upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2020:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$750,000	$—	$—	$750,000
Change in Control – Involuntary Termination	1,350,000	3,333,883	—	4,683,883
Change in Control – Without Termination	—	3,333,883	—	3,333,883
Disability	300,000	—	—	300,000
Death	300,000	1,111,294	—	1,411,294

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2020 of $76.09 per share.

Wolfgang Ebermann

(i)	Commenced January 6, 2014 and amended effective January 1, 2021 to reflect his new role as a consultant to the Company.
(ii)

The employment agreement may be terminated with a notice period of twelve months, during which period Mr. Ebermann will continue to be an employee and will receive all of the benefits under the employment agreement.

(iii)	The Company’s right to terminate Mr. Ebermann’s employment with immediate effect for a compelling reason is not restricted by provision (ii).
(iv)

If Mr. Ebermann is prevented from working due to being incapacitated as a result of sickness not due to his fault, then the Company shall continue to make salary payments in accordance with statutory provisions.  According to the continued payment laws in Germany in effect at the date the employment agreement was signed, the remunerations will be paid for up to six weeks.  Thereafter, Mr. Ebermann will be granted a subsidy that covers the difference between the sickness benefit of the statutory health insurance (or his private health insurance) and his monthly remuneration up and until the expiration of a 120-day term commencing with the occurrence of incapacity.  The subsidy will be granted only once within a period of three years.

(v)

The agreement also provides for non-disclosure by Mr. Ebermann of our confidential information and includes covenants by him not to solicit Insight’s employees or customers for a period of two years following termination of the employment agreement.

(vi)

The employment shall end in any event automatically, without need for notice, with the expiration of such month in which Mr. Ebermann attains statutory retirement age under the statutory pension scheme.

The table below summarizes the potential payments and benefits to Mr. Ebermann upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2020:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Change in Control – Involuntary Termination	$—	$3,702,034	$—	$3,702,034
Change in Control – Without Termination	—	3,702,034	—	3,702,034
Death	—	1,555,812	—	1,555,812

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2020 of $76.09 per share.

Samuel C. Cowley

(i)	Effective as of June 7, 2016.
(ii)

A severance payment upon termination of employment “without cause” or termination by Mr. Cowley for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.

(iii)

A severance payment following a “change in control” of the Company if Mr. Cowley terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.  In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)

In the event of Mr. Cowley’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Mr. Cowley of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Cowley upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2020:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$1,220,633	$—	$—	$1,220,633
Change in Control – Involuntary Termination	1,220,633	1,901,485	—	3,122,118
Change in Control – Without Termination	—	1,901,485	—	1,901,485
Disability	633,868	—	—	633,868
Death	633,868	1,272,986	—	1,906,854

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2020 of $76.09 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 regarding the number of shares of our common stock that may be issued under our equity compensation plans, which have been approved by our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	863,718(1)	—	2,491,000(2)
Equity compensation plans not approved by security holders	—	—	—
Total	863,718(3)	—	2,491,000(3)

(1)	Represents the number of underlying shares of common stock at the target award level associated with outstanding RSUs under approved plans.
(2)	Shares of common stock remaining available for issuance under the 2020 Omnibus Plan.

(3)

Subsequent to December 31, 2020, the Company’s annual grant of equity-based awards to certain employees was made on February 20, 2021. As such, the Company determined to supplement the table above with the table below for transparency and full disclosure. The following table sets forth certain information as of March 15, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans, all of which were approved by security holders.

Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

774,243	2,365,306

PROPOSAL 3 – Ratification of Independent Registered Public Accounting Firm

The Board of Directors and the Audit Committee recommend that the stockholders ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021. The Audit Committee approved the selection of KPMG as the Company’s independent registered public accounting firm for 2021. KPMG is currently the Company’s independent registered public accounting firm.

Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We have been advised that a representative of KPMG will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

AUDIT COMMITTEE REPORT

The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent as defined in the listing standards of NASDAQ and under SEC rules and each of Mr. Allen and Ms. Breard have been designated as an “audit committee financial expert” by the Board of Directors.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility to conduct an independent audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue an opinion on whether or not the financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows in conformity with U.S. generally accepted accounting principles. KPMG also is responsible for issuing an attestation report on the effectiveness of the Company’s internal control over financial reporting based upon its audit. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our financial statements. The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditor is in our and our stockholders’ best interest. KPMG has served as our independent registered public accounting firm since 1990.

The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its oversight responsibilities, the Audit Committee meets with the Company’s Chief Financial Officer, Principal Accounting Officer, General Counsel, Vice President of Internal Audit and KPMG (with and without management present) to discuss the adequacy and effectiveness of the Company’s internal controls and the quality of the financial reporting process.

Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the SEC, the Audit Committee:

•

Reviewed and discussed with management the Company’s audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the Company’s financial condition and results of operations.

•	Reviewed and discussed with management and KPMG the effectiveness of the Company’s internal control over financial reporting, including management’s report and KPMG’s attestation report on that topic.
•	Discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•

Received the required written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. Based upon these communications, the Audit Committee discussed with KPMG its independence from the Company. In considering the independence of KPMG, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Richard E. Allen, Chair
Bruce W. Armstrong
Linda M. Breard
Anthony A. Ibargüen
Girish Rishi

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

Independent Registered Public Accounting Firm Fees and Independence

The Audit Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit Committee after the committee is advised of the nature of the engagement and particular services to be provided. The Audit Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2020. Responsibility for this pre-approval may be delegated to one or more members of the Audit Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.

The following table presents fees paid or accrued for the audit of the Company’s annual consolidated financial statements and all other professional services rendered by KPMG for the years ended December 31, 2020 and 2019.

	Years Ended December 31
KPMG Fees	2020	2019

Audit fees	$3,022,000	$3,725,000
Audit-related fees	$190,000	$99,000
Tax fees	$25,000	$150,000
All other fees	$13,000	$—
Total fees	$3,250,000	$3,974,000

Audit Fees.  Consists principally of fees for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries.

Audit-Related Fees.  Consists principally of fees related to other assurance reporting, including reporting on examinations of service organization controls.

Tax Fees.  Consists principally of fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.

All Other Fees.  Consists principally of fees for access to continuing professional education tools. There were no other fees paid to KPMG for the year ended December 31, 2019.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2020 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.

FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING

Why did I receive these proxy materials?

These proxy materials are first being distributed on or about April 14, 2021 to stockholders of the Company in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 19, 2021, at 10:00 a.m. MST, at Insight Client Support Center, 910 West Carver Road, Tempe, Arizona, and any postponement or adjournment thereof. This proxy statement describes the matters on which you, as a stockholder of the Company, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?

At the Annual Meeting of Stockholders, stockholders will be asked to vote (1) to elect the nine director nominees named in this proxy statement for a term expiring at the 2022 Annual Meeting of Stockholders, (2) to approve, on an advisory basis, the compensation of our Named Executive Officers, (3) to ratify the appointment of the Company’s independent registered public accounting firm. See the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation,” and “Proposal 3—Ratification of Independent Registered Public Accounting Firm.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders (the “Notice”).

Who can attend the Annual Meeting?

Only holders of our common stock as of the close of business on the record date, which was March 30, 2021, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of March 30, 2021 in order to be admitted to the Annual Meeting. All attendees must bring a government-issued photo ID to gain admission to the Annual Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date, which was March 30, 2021, are entitled to notice of, and to vote at, the Annual Meeting. As of March 30, 2021, there were 35,319,581 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

How do I vote at the Annual Meeting?

Stockholders of record can vote in one of four ways:

•	By telephone—You may use the toll-free telephone number shown on your proxy card;
•	Via the Internet—You may visit the Internet website indicated on your proxy card and follow the on-screen instructions;
•	By mail—You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope; or
•	In person—You may deliver a completed proxy card at the meeting or vote in person.

Voting instructions for stockholders of record (including instructions for both telephonic and Internet voting) are provided under the heading “Voting Information” of this proxy statement and on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. CT on Tuesday, May 18, 2021.

If your shares are held through a broker, bank or other nominee, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures. If you wish to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?

If a stockholder of record does not return a signed proxy card or submit a proxy by telephone or via the Internet and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal.

What if my shares of the Company’s common stock are held for me by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

•

Non-Discretionary Items. The election of directors (Proposal 1) and the advisory vote to approve Named Executive Officer compensation (Proposal 2) may not be voted on by your broker if it has not received voting instructions.

•

Discretionary Items. The ratification of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3) is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How can I change my votes or revoke my proxy after I have voted?

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the Annual Meeting or any adjournments or postponements thereof by:

•	Mailing written notice of revocation or change to our Corporate Secretary at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283;
•	Delivering a later-dated proxy (either in writing, by telephone or via the Internet); or
•	Voting in person at the meeting.

Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?

A representative of the Company will serve as the inspector of election for the Annual Meeting and will count the votes.

What if other matters come up during the Annual Meeting?

If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

How many votes are required to approve each matter to be considered at the Annual Meeting?

Proposal 1: Election of director nominees named in this proxy statement. Each of the nine nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director nominee who is not elected by a majority of votes cast must tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected. Broker non-votes and abstentions will have no effect on the proposal.

Proposal 2: Advisory vote to approve Named Executive Officer compensation. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 3: Ratification of KPMG LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2021. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote.  Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays to prepare, mail and solicit the proxies?

We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. In addition, we have retained Okapi Partners LLP to assist us in the distribution and solicitation of proxies. We estimate that we will pay Okapi Partners LLP approximately $11,000, plus reimbursement of out-of-pocket expenses, for its services.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2020 is being furnished to stockholders concurrently herewith. Insight will mail without charge, upon written request, another copy of our Annual Report, including the consolidated financial statements and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. Our Annual Report is also available at http://investor.insight.com/financial-reports/annual-reports.

Householding

Company stockholders who share an address may receive only one copy of this proxy statement and the Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283, or by telephone at (480) 333-3000. If you wish to receive separate copies of this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee.

Stockholder Proposals and Director Nominations for the 2022 Annual Meeting

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283 no later than December 15, 2021. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder for consideration at our 2022 Annual Meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws no earlier than February 18, 2022 nor later than March 20, 2022. With respect to stockholders wishing to recommend nominees for election to the Board at our 2021 Annual Meeting, timely notice of any director nomination must be received by us in accordance with our Amended and Restated Bylaws no earlier than February

18, 2022 nor later than March 20, 2022. Such notices must contain the information required by our Amended and Restated Bylaws.

Please refer to our Amended and Restated Bylaws for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our Annual Report (accompanying this proxy statement), and in any of our subsequent filings with the SEC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2021

The proxy materials for the Company’s annual meeting of stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2020 and this proxy statement, are available over the Internet at www.proxypush.com/nsit. The proxy materials are also available by accessing the Company’s website at http://investor.insight.com/financial-reports/annual-reports. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel
and Secretary

April 6, 2021

APPENDIX A

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES NON-GAAP ADJUSTED FINANCIAL MEASURE RECONCILIATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Years Ended December 31,
	2020	2019	2018
Non-GAAP Adjusted Consolidated EFO:

GAAP consolidated EFO	$271.6	$240.6	$233.5
Amortization of intangible assets	37.5	23.0	-
Other	13.3	18.2	3.7
Non-GAAP Adjusted consolidated EFO	$322.4	$281.8	$237.2

Non-GAAP Adjusted Consolidated Diluted EPS:

GAAP consolidated diluted EPS	$4.87	$4.43	$4.55
Amortization of intangible assets	1.06	0.64	0.43
Amortization of debt discount and issuance costs	0.33	0.12	-
Other	0.37	0.51	0.10
Income taxes on non-GAAP adjustments	(0.44)	(0.28)	(0.13)
Non-GAAP Adjusted consolidated diluted EPS	$6.19	$5.42	$4.95

Non-GAAP Adjusted INA EFO:

GAAP EFO for North America Segment	$219.2	$190.5	$185.7
Amortization of intangible assets	35.0	21.7	-
Other	9.9	17.8	1.9
Non-GAAP Adjusted EFO for North America Segment	264.1	230.0	187.6

Non-GAAP Adjusted EMEA EFO:

GAAP EFO for EMEA Segment	$40.4	$39.8	$37.3
Amortization of intangible assets	2.1	0.8	-
Other	3.1	0.4	1.7
Non-GAAP Adjusted EFO for EMEA Segment	$45.6	$41.0	$39.0

	Years Ended December 31,
	2020	2019	2018
Non-GAAP Adjusted ROIC:

GAAP consolidated EFO	$271.6	$240.6	$233.5
Other	13.3	18.3	3.7
Non-GAAP Adjusted consolidated EFO	284.9	258.9	237.2
Income tax expense*	74.1	71.2	65.2
Non-GAAP Adjusted consolidated EFO, net of tax	$210.8	$187.7	$172.0

Average stockholders’ equity**	$1,224.7	$1,071.3	$912.1
Average debt**	556.5	411.0	240.5
Average cash**	(106.9)	(126.9)	(141.6)
Invested capital	$1,674.3	$1,355.4	$1,011.0

Non-GAAP Adjusted ROIC (from GAAP consolidated EFO)***	12.00%	12.87%	16.74%
Non-GAAP Adjusted ROIC (from non-GAAP consolidated EFO)****	12.59%	13.85%	17.01%

A-1

APPENDIX A

(continued)

Assumed tax rate of 26.0% for 2020, and 27.5% for 2019 and 2018 (consistent with the compensation plan; there is no impact to actual attainment)
Average of previous five quarters, excluding the impact of the cumulative effect of a change in accounting principle on retained earnings
Computed as GAAP consolidated EFO, net of tax of $70.6 million, $66.2 million and $64.2 million for the twelve months ended December 31, 2020, 2019 and 2018, respectively, divided by invested capital
Computed as non-GAAP Adjusted consolidated EFO, net of tax divided by invested capital

Constant Currency

In addition, the Company refers to changes in financial results in constant currency. Such year over year comparisons of financial results exclude the effects of fluctuating foreign currency exchange rates. In computing these changes and percentages, the Company compares the current year amount as translated into U.S. dollars under the applicable accounting standards to the prior year amount in local currency translated into U.S. dollars utilizing the weighted average translation rate for the current period.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures (referred to in this proxy statement as Adjusted EFO, Adjusted Diluted EPS and Adjusted ROIC) exclude the items noted above. The Company excludes these items when internally evaluating its results of operations. These non-GAAP measures are used by management to evaluate financial performance against budgeted amounts, to calculate incentive compensation, to assist in forecasting future performance and to compare the Company’s results to those of the Company’s competitors. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and the Company’s competitors’ results and assist in forecasting performance for future periods. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

A-2

hareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors recommends you vote FOR the election of the nominees for director in Proposal 1 and FOR Proposals 2, 3 and 4. 1.Election of Nine Directors:01 Richard E. Allen■For■Against■Abstain 02 Bruce W. Armstrong■For■Against■Abstain 03 Linda Breard  For■Against■Abstain Please fold here – Do not separate 04 Timothy A. Crown■For■Against■Abstain 05 Catherine Courage■For■Against■Abstain 06 Anthony A. Ibargüen■For■Against■Abstain 07 Kenneth T. Lamneck■For■Against■Abstain 08 Kathleen S. Pushor■For■Against■Abstain 09 Girish Rishi ■For■Against■Abstain 2.Advisory vote (non-binding) to approve named executive officer compensation■For■Against■Abstain 3.Approval of the 2020 Omnibus Plan■For■Against■Abstain 4.Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020■For■Against■Abstain Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

INSIGHT ENTERPRISES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 20, 2020 10:00 a.m. Mountain Standard Time INSIGHT CLIENT SUPPORT CENTER 910 West Carver Road, Suite 110 Tempe, AZ 85284 Insight Enterprises, Inc. 910 West Carver Road, Suite 110 Tempe, AZ 85284proxy This proxy is solicited by the Board of Directors for use at the 2020 Annual Meeting of Stockholders on May 20, 2020. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the election of the nominees for director in Proposal 1 and “FOR” Proposals 2, 3 and 4, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof. By signing the proxy, you revoke all prior proxies and appoint KENNETH T. LAMNECK and SAMUEL C. COWLEY, individually and together, and with full power of substitution, to vote your shares of common stock of Insight Enterprises, Inc. on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of the meeting.Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. :(* INTERNET/MOBILEPHONEMAIL www.proxypush.com/nsit1-866-883-3382 Mark, sign and date your proxy Use the Internet to vote your proxyUse a touch-tone telephone tocard and return it in the until 11:59 p.m. (CT) onvote your proxy until 11:59 p.m. (CT)postage-paid envelope provided. May 19, 2020.on May 19, 2020. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.